MASTER AGREEMENT

by and among

HUGO NEU CO., LLC,

HNE RECYCLING LLC,

HNW RECYCLING LLC,

and

JOINT VENTURE OPERATIONS, INC.

and

for certain limited purposes

HUGO NEU CORPORATION

and

SCHNITZER STEEL INDUSTRIES, INC.

_______________________________

As of June 8, 2005

_______________________________

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Schedules[1]

Schedule A	Shared Contracts, Consents, Procedures
Schedule B	Schnitzer Business
Schedule C	HNC Business
Schedule D-1	Acquired Trading Assets
Schedule D-2	Excluded Trading Assets
Schedule D-3	Assumed Trading Liabilities
Schedule D-4	Excluded Trading Liabilities
Schedule E	Required Consents and Notices
Schedule F	Acquired Hawaii Assets
Schedule G	Excluded Hawaii Assets
Schedule H	Excluded Hawaii Liabilities
Schedule I	Certain Financial Adjustments and JV Indebtedness
Schedule J	Insurance Policies
Schedule K	Capital Projects
Schedule 5.2(c)	Permitted Distributions

Exhibits

Exhibit A	Form of Mexico Trading Agreement
Exhibit B	Form of North Carolina Landfill Access Agreement
Exhibit C	Form of Mutual Release
Exhibit D	Form of Employee Matters Agreement
Exhibit E	Form of Transitional Services Agreement
Exhibit F	Form of Amendment to “Propat” Patent Agreement
Exhibit G	Form of Amendment to the “Propat” Trademark Agreement
Exhibit H	Form of JV Indemnification Agreement
Exhibit I	Form of Press Release
Exhibit J	Form of Assignment of Membership Interest (HNC III LLC to JVOI)
Exhibit K	Form of Bill of Sale
Exhibit L	Form of Assumption Agreement
Exhibit M	Form of Assignment of Membership Interest (JVOI to HNS Global Trade)

1 These Schedules and Exhibits to the Master Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. Schnitzer Steel Industries, Inc. will furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request; provided, however, that Schnitzer Steel Industries, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit.

-v-

MASTER AGREEMENT

Master Agreement, dated as of June 8, 2005 (as amended, restated or supplemented from time to time, this “Agreement”), by and among Hugo Neu Co., LLC, a Delaware limited liability company (“HNC I LLC”), HNE Recycling LLC, a Delaware limited liability company (“HNC II LLC”), HNW Recycling LLC, a Delaware limited liability company (“HNC III LLC”), and Joint Venture Operations, Inc., a Delaware corporation (“JVOI”), and, solely for purposes of Sections 2.3, 2.5(d), 2.5(e), 2.5(f), 2.5(g), 2.5(h), 2.5(i), 2.5(j), 2.5(k), 2.5(l), 2.5(m), 2.7, 8.9 and 8.11 and Articles V (but only to the extent any sections therein bind HNC or SSI, as applicable), IX, X and XI, Hugo Neu Corporation, a New York corporation (“HNC”), and Schnitzer Steel Industries, Inc., an Oregon corporation (“SSI”).

R E C I T A L S:

A. HNC and its Affiliates, on the one hand, and JVOI and its Affiliates, on the other hand, have been parties to various joint ventures on a 50/50 basis that are engaged in the scrap metal and recycling businesses. HNC and JVOI now wish to unwind such joint ventures by causing to be transferred to JVOI or its Affiliates certain interests in the joint ventures that are the Schnitzer Entities and by causing to be transferred to Affiliates of HNC (or in the case of HNS Global Trade redeemed) certain interests in the joint ventures that are the HNC Entities, in each case upon the terms and subject to the conditions set forth in this Agreement.

B. HNC and certain of its Affiliates (i) have transferred and caused to be transferred their interests in the Joint Ventures that are Schnitzer Entities to TTS Recycling LLC, a Delaware limited liability company (“HNC IV LLC”), and (ii) prior to the Closing may transfer their interests in the Joint Ventures that are HNC Entities to HNC II LLC.

C. In addition, HNC and certain of its Affiliates have caused to be transferred to THS Recycling LLC, a Delaware limited liability company (“HNC V LLC”), substantially all of the assets and liabilities of HNC and its Affiliates used in, relating to or arising out of the metals and greenwaste recycling business in the State of Hawaii conducted by HNC or its Affiliates (the “Hawaii Business”), which has been conducted as “Hawaii Metal Recycling Co.,” “Big Island Recycling” and in certain instances “Flynn-Learner”. HNC III LLC currently owns HNC IV LLC and HNC V LLC and HNC I LLC currently owns HNC III LLC, and prior to the Closing, may own HNC II LLC.

D. In addition, HNC and JVOI own (on a 50/50 basis) Hugo Neu Schnitzer Global Trade LLC, a Delaware limited liability company (“HNS Global Trade”), which is engaged in several businesses, including the Russia and Baltic Trading Business. Prior to the Closing, HNC may transfer its interest in HNS Global Trade to HNC II LLC.

E. Under the terms hereof, (i) HNC III LLC will transfer all of the outstanding membership interests in HNC IV LLC and HNC V LLC to JVOI, (ii) JVOI will transfer and cause to be transferred the interests it holds in the HNC Entities to HNC III LLC and (iii) HNS Global Trade will transfer certain assets and liabilities relating to the Russia and Baltic Trading Business to JVOI or its Affiliate in redemption of all of the membership interests of JVOI (or its designee) in HNS Global Trade, and the parties will consummate the other transactions contemplated hereby.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements entered into herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1  Defined Terms.  For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“Acquired Hawaii Assets” means all of the assets of HNC, Flynn-Learner, the HNC Group and their Affiliates, wherever located, to the extent used in, relating to or arising out of the Hawaii Business, including the assets described on Schedule F, but excluding the Excluded Hawaii Assets.

“Adjusted Net Income,” with respect to a Joint Venture for any period, means such Joint Venture’s Net Income for such period, plus an amount equal to the amount charged for an increase in the LIFO reserve of the inventory of such Joint Venture as of the last day of such period or minus an amount equal to the amount credited for a decrease in the LIFO reserve of the inventory of such Joint Venture as of the last day of such period, as the case may be.

“Affiliate” means, with respect to any Person, any other Person who either now or hereafter controls, is controlled by or is under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise. For all purposes hereunder, (i) each member of the HNC Group and Flynn-Learner will be deemed to be an Affiliate of HNC, and (ii) for the avoidance of doubt, after the Closing Date, each HNC Entity will be an Affiliate of the HNC Group and each Schnitzer Entity will be an Affiliate of JVOI.

“Assumed Hawaii Liabilities” means all Liabilities of HNC, Flynn-Learner, the HNC Group and their Affiliates to the extent (i) relating to or arising out of the Hawaii Business, whether arising before, on or after the Closing Date, and (ii) relating to or arising out of or emanating from the condition of the Real Property, regardless of when the condition that gave rise to any such Liability arose, but in the case of both clauses (i) and (ii) excluding any Excluded Hawaii Liability.

“Business Agreement” means the Business Agreement, dated August 31, 2004, between The Town of Navassa, North Carolina, North Carolina Resource Conservation, LLC, North Carolina Recycling, LLC, HNC and SSI.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York or Portland, Oregon are authorized or obligated by Law or executive order to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act.

“Claim” means any action, cause of action, suit, claim, complaint, demand, litigation or other similar proceeding.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the confidentiality agreement, dated January 7, 2005, between HNC and SSI.

“Contract” means any agreement, contract, lease, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, commitment, undertaking, instrument or arrangement of any kind, whether or not in writing, under which (in each case) any obligation is legally enforceable against any Person, asset or right. Without limiting the generality of the foregoing, any agreement, commitment, undertaking or arrangement of any kind with a Governmental Body shall constitute a “Contract” whether it was entered into voluntarily or pursuant to applicable Law or in settlement of a claim or possible claim by such Governmental Body, or otherwise.

“Credit Facility” means the Credit Agreement, dated as of July 26, 2002, as amended, by and among Standard Chartered Bank, as Issuing Bank and Administrative Agent, and the Joint Ventures party thereto.

“Employee Matters Agreement” means the Employee Matters Agreement to be executed and delivered by HNC and SSI substantially in the form attached hereto as Exhibit D.

“Environmental Laws” means any common law or federal, state, local or foreign statute, treaty, ordinance, rule, regulation, policy, guidelines, standards, Permit or Order, and all amendments thereto, relating to the pollution or protection of the environment or to human health or safety, including all requirements pertaining to: (i) the manufacture, processing, distribution, use, handling, treatment, storage and disposal of Hazardous Materials; (ii) the reporting, investigation and remediation of Releases of Hazardous Materials into any media, including soil, groundwater, surface water and air; (iii) the health and safety of employees in the workplace or of any member of the public;

(iv) natural resources; (vi) wetlands; and (vii) endangered or threatened species or habitats.

“Excluded Hawaii Asset” means any asset described on Schedule G.

“Excluded Hawaii Liability” means any Liability described on Schedule H.

“Flynn-Learner” means Flynn-Learner, a California corporation.

“GAAP” means U.S. generally accepted accounting principles.

“Hawaii Employees” means any employee whose duties primarily concern the Hawaii Business, including any full-time, part-time, or temporary employee or an individual in any other employment relationship with the Hawaii Business.

“Hazardous Material” means any substance which is listed, regulated or defined as a hazardous substance, hazardous material, toxic substance, hazardous waste, hazardous chemical, carcinogen, mutagen, reproductive toxicant, explosive substance, corrosive substance, flammable or ignitable substance, or pollutant or contaminant under any Environmental Laws, including (i) radioactive substances; (ii) asbestos; (iii) radon gas; (iv) polychlorinated biphenyls (PCBs); (v) petroleum (including crude oil and any fractions thereof) and petroleum products, and any additives thereto (including MTBE); (vi) natural or synthetic gas or any mixture thereof, (vii) medical or infectious waste; (viii) lead-based paint; (ix)  urea foam insulation; and (x) microbial matter.

“HNC Business” means the business conducted by the HNC Entities, but excluding the Russia and Baltic Trading Business.

“HNC Entities” means (i) HNSE, (ii) Hugo Neu-Proler Company, a California general partnership, (iii) Dover Barge Company, a Delaware corporation, (iv) North Carolina Resource Conservation, LLC, a North Carolina limited liability company, (v) North Carolina Recycling, LLC, a North Carolina limited liability company, (vi) Alameda Street Metal Corp., a California corporation, (vii) Pacific Bulk Loading, Inc., a California corporation, and (viii) HNS Global Trade, and “HNC Entity” means any one of the foregoing.

“HNC Group” means HNC I LLC, HNC II LLC and HNC III LLC.

“HNC Group’s knowledge” or “to knowledge of the HNC Group” or similar knowledge qualification means the actual knowledge of any of the following persons: Andrew Feuerstein, Donald Hamaker and John Neu, and in the case of the Hawaii Business, in each case after due inquiry of James Banigan following his review of this Agreement and the Schedules to this Agreement relating to the Hawaii Business.

“HNC Plan” has the meaning ascribed to it in the Employee Matters Agreement.

“HNSE” means Hugo Neu Schnitzer East, a New York general partnership.

“HNSP” means Hugo Neu Steel Products, Inc., a Massachusetts corporation.

“Included Income Tax Liabilities” means any Income Taxes that are asserted by any non-United States Tax authority against HNS Global Trade or any of its members as a result of or in connection with the activities of HNS Global Trade on or prior to the Closing Date.

“Income Taxes” means any Taxes (including franchise, estimated, alternative minimum, profit or other Taxes) based in whole or in part on income, gross receipts or net revenue.

“Indebtedness” means as applied to any Person, all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, including (a) all indebtedness of any such Person for the deferred purchase price of property or services represented by a note, (b) all indebtedness of any such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (c) all indebtedness of any such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien, (d) all the obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which Person is liable as a lessee, (e) any liability of such Person in respect of banker’s acceptances or letters of credit, (f) all interest, fees and other expenses owed with respect to the indebtedness referred to above, (g) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, and (h) all “break” fees and other direct expenses associated with repaying any of the outstanding Indebtedness of such Person at the Closing.

“Independent Accounting Firm” means Deloitte & Touche LLP.

“Joint Ventures” means the HNC Entities and the Schnitzer Entities, and “Joint Venture” means any one of such entities.

“JV Indemnification Agreement” means the separate indemnification agreements to be executed by each Joint Venture substantially in the form attached hereto as Exhibit H.

“Liability” means any liability or obligation, whether accrued, known or unknown, choate or inchoate, secured or unsecured, absolute, contingent or otherwise and whether due or to become due.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, transfer restriction, encumbrance or any other restriction or limitation whatsoever.

“Materiality Qualifier” means any qualification based on materiality such as “in all material respects”; “material adverse effect”, “material to the Hawaii Business” and other similar phrases.

“Maui Metals” means Maui Scrap Metal Co., Inc., a Hawaii corporation.

“Mexico Trading Agreement” means the Mexico Trading Agreement substantially in the form attached hereto as Exhibit A.

“MRL” means Metals Recycling L.L.C., a Rhode Island limited liability company.

“Mutual Release” means the release substantially in the form attached hereto as Exhibit C.

“Net Income,” with respect to a Joint Venture for any period, means the amount recorded as net income on the financial statements of such Joint Venture for such period, prepared in accordance with GAAP applied on a basis consistent with the principles used to prepare the relevant Joint Venture’s annual audited financial statements (excluding footnotes but including period end adjustments).

“Net Working Capital” with respect to the Hawaii Business at any date, means the book value of the current assets included in the Acquired Hawaii Assets, less the book value of the current liabilities included in the Assumed Hawaii Liabilities (other than the current liability portion of the capital leases included in the Acquired Hawaii Assets).

“North Carolina Landfill Access Agreement” means the Landfill Access Agreement substantially in the form attached hereto as Exhibit B.

“Patent License Amendment” means the Amendment to the “Propat” Patent Agreement substantially in the form attached hereto as Exhibit F.

“Permitted Liens” means (i) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens (including Liens created by operation of Law) incurred in the ordinary course of business; (ii) Liens for Taxes (and assessments, impositions and other governmental charges) not yet due and payable or due but not delinquent or that are being contested in good faith by appropriate proceedings; (iii) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security or to secure government contracts and similar obligations; (iv) municipal by-laws, development restrictions or regulations, facility costs, sharing and servicing contracts, and zoning, building or planning restrictions or regulations; (v) Liens in respect of easements, permits, licenses, right of way, restrictive covenants, reservations or encroachments or irregularities in, and other similar exceptions to, title and any conditions with respect to real property that would be disclosed by a physical inspection of the property or a current survey or title report or other public record; and (vi) in respect of the Owned Real Property, defects or irregularities in title; and in each of the foregoing clauses (i) through (vi), except to the extent that any such Lien would reasonably be expected to materially impair the existing use or value of the asset subject thereto.

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization or association, Governmental Body or other entity.

“Proleride” means Proleride Transport Systems, Inc., a Delaware corporation.

“Real Property” means the Owned Real Property and the real property described in Section 3.7(b) of the HNC Disclosure Schedule.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migration, leaching, placing, discarding, dumping or disposing of any Hazardous Material into the environment (including the abandonment of barrels, containers or other closed receptacles containing any Hazardous Materials).

“Required Consents and Notices” means the HNC Consents and Notices and the SSI Consents and Notices set forth on Schedule E.

“Russia and Baltic Trading Business” means the business of purchasing scrap metal from suppliers located in Russia, Poland, Denmark, Finland, Norway and Sweden as currently or previously conducted by HNS Global Trade, but does not include the business of selling such scrap metal or other metal anywhere in the world.

“Schnitzer Business” means, collectively, the business conducted by the Schnitzer Entities, the Hawaii Business and the Russia and Baltic Trading Business.

“Schnitzer Entities” means (i) Prolerized New England Company, a New York general partnership (which owns a 60% limited liability company interest in MRL), (ii) Bulkloader LLC, a New Hampshire limited liability company (which has been involuntarily dissolved by the State of New Hampshire), (iii) H. Finkelman Inc., a Maine corporation, (iv) New England Metal Recycling, LLC, a Massachusetts limited liability company, (v) Independent Erectors Co. Inc., a Massachusetts corporation, and (vi) Worcester Recycling Inc., a Massachusetts corporation, and “Schnitzer Entity” means any one of the foregoing.

“Schnitzer Group” means any of the persons named in the Amendment #11 to Schedule 13G filed with the Securities and Exchange Commission on February 11, 2005 and their family members, spouses and Affiliates.

“Shared Contracts” means the Contracts set forth on Schedule A attached hereto.

“Target Hawaii Net Working Capital” means $2,030,000.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Tax authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means (i) any and all federal, state, provincial, local and foreign taxes, levies, fees imposts, duties and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith), including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) intangible, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security, unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in clause (i).

“Trademark License Amendment” means the Amendment to the “Propat” Trademark Agreement substantially in the form attached hereto as Exhibit G.

“Transaction Documents” means this Agreement, the Confidentiality Agreement, the Employee Matters Agreement, the Mexico Trading Agreement, the North Carolina Landfill Access Agreement, the Transitional Services Agreement, the Trademark License Amendment, the Patent License Amendment, the JV Indemnification Agreements, and the Mutual Release.

“Transitional Services Agreement” means the Transitional Services Agreement substantially in the form attached hereto as Exhibit E.

(a)  The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
8-K	5.12(a)
Acquired Trading Assets	Schedule D-1
Acquiring Person	5.26(b)
Agreement	Preamble
Alternative Financing	5.30(a)

Term	Section

Asserted Liability	8.3(a)
Assumed Benefit Arrangements	Schedule F
Assumed Trading Liabilities	Schedule D-3
Cash Payment	2.1
Claims Notice	8.3(a)
Closing	2.4
Closing Date	2.4
Closing Hawaii Net Working Capital	5.8(c)(ii)(w)
Closing Net Income	5.8(c)(ii)(x)
Closing R&B Debt	5.8(c)(ii)(y)
Confidential Information	5.22(d)
Contest	9.1(a)
DES	Schedule E
Employee Benefit Plan	3.15(a)
Environmental Permits	3.12
EPA	3.18(a)
Equipment	Schedule F
ERISA	3.15(b)
Estimated Closing Net Income	5.8(b)
Estimated Hawaii Net Working Capital	5.8(b)
Estimated R&B Debt	5.8(b)
Excluded Trading Asset	Schedule D-2
Excluded Trading Liability	Schedule D-4
Global Trade Redemption	2.3
Governmental Bodies	3.1(b)(iv)
Government Contract	Schedule F
Hawaii Bank Debt	2.5(p)
Hawaii Business	Recital C
Hawaii Closing Balance Sheet	5.8(c)
HNC	Preamble
HNC I LLC	Preamble
HNC II LLC	Preamble
HNC III LLC	Preamble
HNC IV LLC	Recital B
HNC V LLC	Recital C
HNC Consents and Notices	3.1(b)(ii)
HNC Directors and Officers	5.7(a)
HNC Disclosure Schedule	Article III
HNC Indemnified Parties	8.2
HNC Proposed Calculations	5.8(c)(ii)
HNC Obligation	8.9(a)
HNS Global Trade	Recital D
Identified Party	5.26(b)
Indemnifying Party	8.3(a)
Indemnitee	8.3(a)
Indemnity Payment	8.6(a)

Term	Section

Interim Balance Sheet	3.4
ISRA	Schedule E
JV Closing Balance Sheet	5.8(c)
JV Closing Income Statement	5.8(c)
JVOI	Preamble
JVOI Disclosure Schedule	Article IV
JVOI Obligation	8.10(a)
Laws	3.1(b)(iv)
Losses	8.1(a)
Maui Strategic Proposal	5.28
Most Recent Balance Sheet	3.4
New Credit Agreement	3.21
NJDEP	Schedule E
Orders	3.1(b)(iv)
Outstanding Trading Receivables	5.9(a)
Owned Real Property	Schedule F
PBGC	3.15(c)
Permits	Schedule F
Pre-Closing Return	9.2(a)
Pre-Closing Taxable Period	9.2(a)
Pre-Closing Taxes	9.2(a)
Press Release	5.12(a)
Remaining Disputed Items	5.8(d)
Reorganization Consents and Notices	3.20
Restricted Activity	5.26(a)
Restricted Location	5.26(a)
SSI	Preamble
SSI Change of Control	5.23(b)
SSI Consents and Notices	4.1(b)(ii)
SSI Directors and Officers	5.7(b)
SSI Indemnified Parties	8.1(a)
SSI Proposed Calculations	5.8(d)
Straddle Period	9.2(b)
Straddle Returns	9.2(b)
Transfer Taxes	5.19(a)

1.2  References to HNC.  In this Agreement, references to “HNC (if applicable)” in any section of this Agreement shall mean that HNC shall be a primary obligor with respect to such section if, on or prior to the Closing, HNC has not transferred its equity interests in the HNC Entity (or Entities) that are the subject of such section to HNC II LLC.

ARTICLE II

EXCHANGE OF INTERESTS; CONSIDERATION

2.1  Transfers by the HNC Group.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, (i) HNC III LLC shall sell, transfer, assign, convey and deliver to JVOI or its Affiliates, and JVOI or its Affiliates shall acquire from HNC III LLC, all of the outstanding membership interests in (x) HNC IV LLC, the sole assets and liabilities of which will consist of the interests in the Schnitzer Entities as set forth on Part I of Schedule B attached hereto, and (y) HNC V LLC, the sole assets and liabilities of which will consist of the Acquired Hawaii Assets and the Assumed Hawaii Liabilities, and (ii) HNC III LLC shall pay JVOI cash in the amount of $52,350,864 (the “Cash Payment”), subject to the adjustment contemplated by Section 5.8(b).

2.2  Transfer of HNC Entities.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, JVOI shall sell, transfer, assign, convey and deliver to HNC III LLC, and HNC III LLC shall acquire from JVOI, all of its right, title and interest in and to the interests in the HNC Entities set forth on Schedule C attached hereto (other than JVOI’s membership interest in HNS Global Trade, which will be redeemed pursuant to Section 2.3).

2.3  Global Trade Redemption.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, as of the Closing Date, HNC (if applicable) or HNC II LLC and JVOI shall cause HNS Global Trade to distribute the Acquired Trading Assets to JVOI or its designee in redemption of all of the membership interest of JVOI (or its designee) in HNS Global Trade (such transaction, the “Global Trade Redemption”) and JVOI or its designee will assume all of the Assumed Trading Liabilities. In no event will JVOI or its designee acquire the Excluded Trading Assets or assume the Excluded Trading Liabilities.

2.4  Closing; Closing Date.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, at 1285 Avenue of the Americas, New York, New York at 10:00 a.m. on the third Business Day following the date the conditions set forth in Sections 6.4, 7.4, 7.6 and 7.7 have been satisfied or waived by the appropriate party, or at such other place or time as the parties may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date,” and the Closing shall be deemed to have occurred at 12:01 a.m. (local time) on the Closing Date.

2.5  Deliveries and Payments at Closing.  At the Closing:

(a)  Cash Payment. HNC III LLC shall pay JVOI the Cash Payment (as adjusted pursuant to Section 58(b)) by wire transfer of immediately available funds in United States dollars to the bank account of JVOI designated by JVOI in writing to HNC III LLC not less than two Business Days prior to the Closing for such purpose.

(b)  HNC IV LLC, HNC V LLC. HNC III LLC shall execute and deliver an Assignment of Membership Interests in the form of Exhibit J attached hereto and such other instruments or deeds of transfer or similar documents as may be required by applicable Law to evidence and effect the transfer of its equity interests in HNC IV LLC and HNC V LLC to JVOI.

(c)  HNC Entities. JVOI shall execute and deliver such instruments or deeds of transfer, stock powers or similar documents as may be required by applicable Law to evidence and effect the transfer of its equity interests in the HNC Entities (other than in HNS Global Trade) to HNC III LLC, including stock certificates or, in lieu thereof, affidavits of lost stock certificates accompanied with an indemnity reasonably satisfactory to HNC III LLC evidencing its equity interests in those HNC Entities that are corporations.

(d)  Acquired Trading Assets. HNC (if applicable) or HNC II LLC and JVOI shall cause HNS Global Trade to duly execute and deliver to JVOI (or its designee) a bill of sale in the form of Exhibit K attached hereto and such other deeds, bills of sale, certificates of title and other instruments of assignment or transfer with respect to the Acquired Trading Assets as JVOI may reasonably request and as may be necessary to vest in JVOI (or its designee) good record (where applicable) and valid title to all of the Acquired Trading Assets, in each case subject to no Liens except for Permitted Liens.

(e)  Assumed Trading Liabilities; Global Trade Redemption. JVOI (or its designee) shall duly execute and deliver to HNS Global Trade (i) an instrument of assumption with respect to the Assumed Trading Liabilities in the form of Exhibit L attached hereto and such other instruments to effect such assumption as HNC  (if applicable) or HNC II may reasonably request, and (ii) an Assignment of Membership Interests in the form of Exhibit M attached hereto and such other instruments or deeds of transfer or similar documents as may be required by applicable Law to evidence and effect the transfer of the membership interest in HNS Global Trade of JVOI pursuant to the Global Trade Redemption.

(f)  Intercompany Payments; Credit Facility. HNC (if applicable), HNC II LLC, HNC III LLC and JVOI shall cause the HNC Entities and Schnitzer Entities, as applicable, to make the intercompany payments, and HNC (if applicable), HNC II LLC and HNC III LLC will cause HNSE to repay all outstanding Indebtedness under the Credit Facility, as provided by Section 5.9.

(g)  Mexico Trading Agreement. HNC (if applicable), HNC II LLC and HNC III LLC shall cause HNS Global Trade and HNSE to, and JVOI shall cause Prolerized New England Company and MRL to, execute and deliver the Mexico Trading Agreement and such agreement shall be in full force and effect.

(h)  North Carolina Landfill Access Agreement. Each of HNC (if applicable), HNC II LLC and HNC III LLC shall cause North Carolina Resource

Conservation LLC to, and JVOI shall, execute and deliver the North Carolina Landfill Access Agreement and such agreement shall be in full force and effect.

(i)  Mutual Release. SSI, HNC and each of their respective Affiliates named therein shall execute and deliver the Mutual Release.

(j)  Employee Matters Agreement. Each of HNC and SSI shall execute and deliver the Employee Matters Agreement and such agreement shall be in full force and effect.

(k)  Transitional Services Agreement. Each of HNC (if applicable) or HNC I LLC and JVOI shall execute and deliver the Transitional Services Agreement and such agreement shall be in full force and effect.

(l)  Trademark License Amendment. HNC shall, and SSI shall cause Proler International Corporation to, execute and deliver the Trademark License Amendment and such agreement shall be in full force and effect.

(m)  Patent License Amendment. HNC shall, and SSI shall cause Proler International Corporation to, execute and deliver the Patent License Amendment and such agreement shall be in full force and effect.

(n)  JV Indemnification Agreements. Each Schnitzer Entity and each HNC Entity shall execute and deliver a JV Indemnification Agreement in favor of the HNC Indemnified Parties and the SSI Indemnified Parties, respectively, and such agreements shall be in full force and effect.

(o)  FIRPTA Certificate. HNC III LLC shall deliver to JVOI a certificate stating that HNC III LLC is not a “foreign person” within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2).

(p)  Repayment of Hawaii Bank Debt. HNC III LLC shall repay or cause to be repaid all outstanding Indebtedness for borrowed money of the Hawaii Business or HNC V LLC in favor of First Hawaiian Bank (the “Hawaii Bank Debt”) by wire transfer of immediately available funds and shall obtain from First Hawaiian Bank, and deliver to JVOI at the Closing, pay-off letters, releases and lien discharges with respect to all of the Hawaii Bank Debt in a form reasonably satisfactory to JVOI.

2.6  Consents of Third Parties.

(a)  To the extent that any Contract to be assumed by JVOI under Section 2.3 and Schedule D-1 is not capable of being transferred by HNS Global Trade without the consent, approval or waiver of a third Person, and such consent, approval or waiver is not obtained prior to the Closing, or if such transfer or attempted transfer would constitute a breach thereof or a violation of applicable Law, nothing in this Agreement will constitute a transfer or an attempted transfer thereof.

(b)  Notwithstanding anything contained in this Agreement to the contrary, HNS Global Trade will not be obligated to transfer to JVOI (or its designee) any of its rights and obligations in and to any of the Contracts referred to in Section 2.6(a) without first having obtained all consents, approvals and waivers necessary for such transfers. HNC II LLC shall cause HNS Global Trade to use its commercially reasonable efforts to obtain such consents, approvals and waivers, to resolve the impracticalities of transfer referred to in Section 2.6(a) and to obtain any other consents, approvals and waivers necessary to transfer to JVOI (or its designee) any of such Contracts.

(c)  If such consents, approvals and waivers referred to in Section 2.6(a) are not obtained by HNS Global Trade, then HNC II LLC shall cause HNS Global Trade to use its commercially reasonable efforts, at its own expense, to (i) provide to JVOI the benefits and burdens of any Contract referred to in Section 2.6(a), (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits and burdens to JVOI (or its designee) without incurring any obligation to any other Person other than to provide such benefits to JVOI (or its designee), including the appointment of JVOI (or its designee) as the agent of HNS Global Trade for purposes of such Contract, and (iii) enforce, at the request of JVOI (or its designee) for the account of JVOI (or its designee) any rights of HNS Global Trade arising from any such Contract (including the right to elect to terminate such Contract in accordance with the terms thereof upon the request of JVOI (or its designee)). JVOI will provide reasonable cooperation in implementing any such arrangements, and shall be responsible for the economic burdens of any such Contract.

(d)  No consent, approval or waiver of a third Person with respect to the transfer of, or any novation with respect to, any Contract referred to in Section 2.6(a), shall cause an Excluded Trading Liability to be deemed for purposes of this Agreement to have become an Assumed Trading Liability or vice-versa or otherwise affect the respective rights of JVOI (or its designee) and HNS Global Trade under Article VIII.

2.7  “As Is, Where Is”.  AS OF THE DATE HEREOF AND AS OF THE CLOSING DATE, EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION OBLIGATIONS SPECIFICALLY CONTAINED IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT:

(a)  NONE OF THE HNC GROUP, JVOI OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THE BUSINESS, ASSETS OR CONDITION (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, THE HNC BUSINESS, THE SCHNITZER BUSINESS OR THE OTHER ASSETS TO BE TRANSFERRED OR DISTRIBUTED OR THE LIABILITIES TO BE

ASSUMED IN ACCORDANCE WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT;

(b)  THE HNC BUSINESS, THE SCHNITZER BUSINESS AND THE OTHER ASSETS TO BE TRANSFERRED OR DISTRIBUTED OR LIABILITIES TO BE ASSUMED IN ACCORDANCE WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT SHALL BE TRANSFERRED OR DISTRIBUTED OR ASSUMED ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED;

(c)  WITHOUT LIMITING CLAUSES (a) AND (b) ABOVE, THE HNC GROUP AND ITS AFFILIATES ARE ASSUMING ALL ENVIRONMENTAL LIABILITIES RELATED TO THE HNC BUSINESS AND JVOI AND ITS AFFILIATES ARE ASSUMING ALL ENVIRONMENTAL LIABILITIES RELATED TO THE SCHNITZER BUSINESS;

(d)  NONE OF THE HNC GROUP, JVOI OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN ANY “DATA ROOMS,” IN CONNECTION WITH ANY MANAGEMENT PRESENTATIONS, OR IN CONNECTION WITH ANY OTHER DUE DILIGENCE MATTER RELATING TO THE RELATIONSHIP BETWEEN THE HNC GROUP AND JVOI OR THEIR AFFILIATES, OR THE ENTERING INTO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING THE PROVISION OF ANY BUSINESS OR FINANCIAL ESTIMATES AND PROJECTIONS AND OTHER FORECASTS AND PLANS (AND THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING THE SAME)); AND

(e)  THE HNC GROUP, JVOI, HNC AND SSI ACKNOWLEDGE THAT (i) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE ANY SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS, (ii) THE HNC GROUP, JVOI, HNC AND SSI ARE FAMILIAR WITH SUCH UNCERTAINTIES, (iii) EACH OF THE HNC GROUP, JVOI, HNC AND SSI IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES AND PROJECTIONS AND OTHER FORECASTS AND PLANS SO FURNISHED TO IT (AND THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING THE SAME), AND (iv) EACH OF THE HNC GROUP, JVOI, HNC AND SSI ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY SUCH INFORMATION, DOCUMENTS OR MATERIAL IN ANY MANNER WHATSOEVER AND THAT IT SHALL HAVE NO CLAIM AGAINST THE OTHER OR ANY OTHER PERSON OR ANY RIGHT TO INDEMNIFICATION BASED ON SUCH INFORMATION, DOCUMENTS OR MATERIAL.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE HNC GROUP

Except as otherwise set forth in the disclosure schedule prepared by the HNC Group and delivered separately to JVOI on the date hereof (the “HNC Disclosure Schedule”), the HNC Group represents and warrants to JVOI as follows:

3.1  Due Incorporation; Authority to Execute and Perform Agreement.

(a)  Each member of the HNC Group and HNC IV LLC and HNC V LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each member of the HNC Group has all requisite limited liability company power and authority and has taken all limited liability company action required, to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by HNC and each member of the HNC Group. This Agreement constitutes the legal, valid and binding obligation of HNC and each member of the HNC Group, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws, Laws of general applicability relating to or affecting creditors’ rights, and to general equity principles.

(b)  The execution and delivery by HNC and each member of the HNC Group of this Agreement, the consummation of the transactions contemplated hereby, and the performance by HNC and each member of the HNC Group of this Agreement in accordance with its terms have been duly authorized by HNC and each member of the HNC Group, and will not:

(i)  violate the certificate of formation or limited liability company agreement of any member of the HNC Group, HNC IV LLC or HNC V LLC;

(ii)  except as set forth on Section 3.1(b) of the HNC Disclosure Schedule, require HNC, any member of the HNC Group or any HNC Entity to obtain any consents, approvals, authorizations or actions of, or make any filings with or give any notices to, any Person, except for any consents, approvals, authorizations, actions or filings which, if not obtained or made, would not individually or in the aggregate, have a material adverse effect on (x) the HNC Business, taken as a whole, or (y) the ability of HNC, any member of the HNC Group or any HNC Entity to perform its obligations hereunder or under any other Transaction Document (collectively, the “HNC Consents and Notices”);

(iii)  except as set forth on Section 3.1(b) of the HNC Disclosure Schedule, violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under, any contract, agreement, lease or license (but not including any permit of any Governmental Body) to which HNC, any member of the HNC Group, HNC IV LLC, HNC V LLC or any HNC Entity is a party or by or to which any member of the HNC Group or any HNC Entity is or may be bound or subject, except for such violations, breaches, terminations or defaults that would not, individually or in the aggregate, have a material adverse effect on (x) JVOI (in its capacity as a joint venturer of any Joint Venture), the Schnitzer Entities, taken as a whole, the Hawaii Business or the Russia and Baltic Trading Business or (y) the ability of HNC, any member of the HNC Group or any HNC Entity to perform its obligations hereunder or under any other Transaction Document; or

(iv)  violate or result in the breach of any applicable orders, judgments, injunctions, rulings, awards, decrees or writs (collectively, “Orders”), applicable to any member of the HNC Group or any HNC Entity or by which any of them is subject or any applicable laws, statutes, regulations or other requirements (collectively, “Laws”), of any courts, administrative agencies or commissions or other governmental authorities (collectively, “Governmental Bodies”).

3.2  Title to the Schnitzer Entities; etc.

(a)  HNC III LLC owns beneficially and of record, and has full limited liability company power and authority to convey to JVOI or its Affiliates, the membership interests of HNC IV LLC and HNC V LLC, free and clear of any Liens, and at the Closing HNC III LLC will convey to JVOI or its designees good and valid title to such membership interests, free and clear of Liens.

(b)  Except as set forth in Section 3.2(b) of the HNC Disclosure Schedule, HNC IV LLC owns beneficially and of record the equity interests of the Schnitzer Entities described in Part I of Schedule B, free and clear of any Liens. Other than such equity interests in the Schnitzer Entities, HNC IV LLC does not own beneficially or of record any assets and is not bound by or subject to any Liabilities (other than Liabilities in its capacity as a general partner of any Schnitzer Entity that is a general partnership).

(c)  Except as set forth in Section 3.2(c) of the HNC Disclosure Schedule, HNC V LLC owns beneficially and of record the Acquired Hawaii Assets free and clear of all Liens other than Permitted Liens. Other than the Acquired Hawaii Assets, HNC V LLC does not own beneficially or of record any assets and except for the Assumed Hawaii Liabilities is not bound by or subject to any Liabilities.

(d)  HNS Global Trade owns beneficially and of record, and has full limited liability company power and authority to convey to JVOI (or its designee), the Acquired Trading Assets pursuant to Section 2.3, free and clear of any Liens other than Permitted Liens, and at the Closing will convey to JVOI or its designees good and valid title to such assets, free and clear of Liens other than Permitted Liens.

3.3  No Options.  Except for this Agreement, no member of the HNC Group nor any of their Affiliates has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase of all or any portion of the Schnitzer Business.

3.4  Financial Statements.  Set forth on Section 3.4 of the HNC Disclosure Schedule are copies of (i) the audited balance sheets of Flynn-Learner and Hawaii Metal Recycling Company as of December 31, 2003 (the “Most Recent Balance Sheet”) and the audited balance sheets of Hawaii Metal Recycling Company, a joint venture, as of December 31, 2001 and 2002, and the related audited statements of income and retained earnings and cash flows, respectively, of Flynn-Learner or Hawaii Metal Recycling Company, as the case may be, for the fiscal years ended on such dates, accompanied by the audit report thereon of Gomez & Nishimura, the independent public accountants of Flynn-Learner and for 2001 and 2002, Hawaii Metal Recycling Company, and (ii) the unaudited balance sheet of Flynn-Learner as of December 31, 2004 (the “Interim Balance Sheet”), and the related unaudited statements of income and retained earnings and cash flows, respectively, of Flynn-Learner, for the 12-month period ended on such date. Each of such financial statements has been prepared in accordance with GAAP applied on a basis consistent with prior periods; each of such balance sheets fairly presents the financial condition of Flynn-Learner or Hawaii Metal Recycling Company, as the case may be, as of its respective date; and each of such statements of income and retained earnings and cash flows, respectively, fairly presents the results of operations and retained earnings, or cash flows, as the case may be, of Flynn-Learner or Hawaii Metal Recycling Company, as the case may be, for the period covered thereby; in each case, subject, with respect to the unaudited financial statements referred to in clause (ii) of this Section 3.4, to the absence of footnote disclosure and to normal, recurring end-of-period adjustments.

3.5  Absence of Certain Changes.  During the period from the date of the Most Recent Balance Sheet up to and including the date of this Agreement, with respect to the Hawaii Business only, except as set forth in Section 3.5 of the HNC Disclosure Schedule, there has not been:

(a)  any change in the assets, Liabilities, sales, income or business, of the Hawaii Business, other than changes in the ordinary course of business;

(b)  any acquisition or disposition by Flynn-Learner or HNC V LLC or any of their Affiliates of any material asset or property other than in the ordinary course of business;

(c)  any damage, destruction or loss affecting any Acquired Hawaii Asset that is not covered by insurance and that involves an amount of $50,000 or more;

(d)  any increase in the compensation, pension or other benefits payable or to become payable to any officers or key employees of or consultants to the Hawaii Business or any changes to any bonus arrangements with any of them;

(e)  any incurrence or forgiveness or cancellation of any Indebtedness or claim by the Hawaii Business or any waiver of any right, in each case in excess of $50,000, other than compromises of accounts receivable in the ordinary course of business;

(f)  any entry by or with respect to the Hawaii Business into any transaction with any Affiliate of Flynn-Learner or HNC V LLC;

(g)  any incurrence or imposition of any Lien on any of the Acquired Hawaii Assets other than Permitted Liens; or

(h)  any discharge or satisfaction by Flynn-Learner or HNC V LLC (or any Affiliate) of any Lien or payment by any member of the HNC Group (or any Affiliate) of any material Liability, other than (i) current liabilities included in the Most Recent Balance Sheet or the Interim Balance Sheet, (ii) current liabilities to Persons incurred since the date of the Most Recent Balance Sheet in the ordinary course of business, and (iii) current liabilities incurred in connection with the transactions contemplated hereby and listed in Section 3.5 of the HNC Disclosure Schedule.

3.6  Properties and Assets.

(a)  The Acquired Hawaii Assets have been duly transferred to HNC V LLC and HNC V LLC has duly assumed the Assumed Hawaii Liabilities. HNC V LLC has not acquired, and has no interest in, any Excluded Hawaii Asset and HNC V LLC has not assumed any Excluded Hawaii Liability. The Acquired Hawaii Assets constitute substantially all of the assets currently used to conduct the Hawaii Business.

(b)  True and complete copies of all deeds, existing title insurance policies and surveys of or pertaining to the Owned Real Property in the HNC Group’s possession have been delivered to JVOI.

(c)  The Acquired Hawaii Assets do not include any equity interest in any corporation or other entity.

3.7  Real Property; Facilities.

(a)  Section 3.7(a) of the HNC Disclosure Schedule contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which HNC V LLC or any Affiliate has an ownership interest to the extent relating to the Hawaii Business.

(b)  Except as set forth in Section 3.7(b) of the HNC Disclosure Schedule, the Hawaii Business does not lease or occupy any real property. Section 3.7(b) of the HNC Disclosure Schedule also identifies certain other real property previously used or occupied by the Hawaii Business.

(c)  As of the date hereof, there are no pending condemnation or similar proceedings affecting the Owned Real Property or any part thereof, for which

HNC V LLC or any of its Affiliates has been served with process and, to the knowledge of the HNC Group, as of the date hereof, there are no threatened condemnation or similar proceedings affecting the Owned Real Property or any part thereof.

3.8  Equipment.  Section 3.8 of the HNC Disclosure Schedule sets forth a complete and correct list, as of March 31, 2005 of all capital assets to the extent used in, related to or arising out of the Hawaii Business having either a book or fair market value in excess of $50,000. All Equipment used in the Hawaii Business is in the possession of HNC V LLC, unless on temporary short-term loan to suppliers or other Persons doing business with the Hawaii Business as set forth on Section 3.8 of the HNC Disclosure Schedule. As of the date hereof, all Equipment, taken as a whole, is in such repair and operating condition as is sufficient to conduct the Hawaii Business as currently conducted.

3.9  Contracts.  Section 3.9 of the HNC Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all outstanding Contracts involving payments by or to the Hawaii Business in any 12-month period in excess of $50,000 to which HNC V LLC or any Affiliate is a party or by or to which either of them or any of the Acquired Hawaii Assets is bound or subject. HNC III LLC has delivered to JVOI true and complete copies of all such Contracts. As of the date of this Agreement, each such Contract is in full force and effect and no member of the HNC Group or their Affiliates, nor to the knowledge of the HNC Group, any other party thereto, is in material breach or material default thereunder.

3.10  Intellectual Property.  Neither HNC nor any of its Affiliates owns any issued patents, registered trademarks or applications therefor with respect to intellectual property used in, related to or arising out of the Hawaii Business, other than the patents or trademarks that are the subject of the Patent License Amendment or the Trademark License Amendment. As of the date hereof, no litigation (or other proceeding in or before any Governmental Body) charging HNC or any of its Affiliates with infringement or unauthorized or unlawful use of any patent, trademark, service mark, trade name, logo, copyright, trade secret, or other proprietary right in any case used in, related to or arising out of the Hawaii Business is pending, or to the knowledge of the HNC Group, threatened.

3.11  Indebtedness.  At the date hereof, except as set forth in Section 3.11 of the HNC Disclosure Schedule, neither HNC nor any of its Affiliates has Indebtedness outstanding to the extent relating to or arising out of the Hawaii Business. Complete and correct copies of all agreements and instruments (including all amendments, supplements, waivers and consents) relating to any such Indebtedness of HNC or any of its Affiliates have been furnished to JVOI.

3.12  Compliance with Laws; Permits.  To the knowledge of the HNC Group, and except for any violations that have been previously resolved and for which no further payments in the nature of fines, penalties, settlement payments or remediation expenses will be required, the Hawaii Business has complied, and is in compliance, in all material respects with all Laws and Orders applicable to it or any Acquired Hawaii Asset.

As of the date of this Agreement, neither HNC nor any Affiliate is the subject of any charge, or to the knowledge of the HNC Group, any investigation with respect to, any violation of any provision of any Law or Order with respect to the Hawaii Business. Section 3.12 of the HNC Disclosure Schedule sets forth a complete and correct list of all material Permits as are necessary for the conduct of the Hawaii Business or in connection with the ownership or use of the Acquired Hawaii Assets (other than any Permits required under any Environmental Law (“Environmental Permits”)). True and complete copies of the Permits listed in Section 3.12 of the HNC Disclosure Schedule have previously been delivered to JVOI. To the knowledge of the HNC Group, the Hawaii Business is in compliance in all material respects with the terms of such Permits.

3.13  Litigation.  As of the date hereof, except as disclosed in Section 3.13 of the HNC Disclosure Schedule, no action, suit, proceeding or investigation (whether conducted by any Governmental Body, arbitrator or other Person) is pending or, to the knowledge of the HNC Group, threatened, against or involving HNC V LLC, Flynn-Learner or the Hawaii Business.

3.14  Taxes.

(a)  HNC or its Affiliates has timely filed or will have timely filed all material Tax Returns with respect to all Taxes (other than Income Taxes) relating to the Hawaii Business for the periods or portions thereof ending on or prior to the Closing Date that are required to be filed on or prior to the Closing Date with any Taxing authority, and all such Tax Returns are true, accurate and complete in all respects. HNC or its Affiliates has timely paid, or made adequate provision for the payment of, all Taxes (other than Income Taxes) shown to be due on such Tax Returns, all material Tax assessments received (other than Income Taxes), and all material Taxes (other than Income Taxes) that have or may become due under applicable law with respect to all periods or portions thereof ending on or prior to the Closing Date, and, with respect to all periods through December 31, 2004, such adequate provision is reflected in the Interim Balance Sheet.

(b)  There are no Liens for Taxes (other than statutory Liens for current Taxes not yet due and payable) on any of the Acquired Hawaii Assets.

(c)  Each of HNC IV LLC and HNC V LLC is, and at all times since its organization has been, an entity disregarded as separate from its owner for federal Income Tax purposes, and is a non-taxable entity for U.S. federal Income Tax purposes. Neither HNC nor its Affiliates has filed or will file an election to classify either HNC IV LLC or HNC V LLC as an association for federal income tax purposes.

(d)  Neither HNC nor any of its Affiliates has, to the extent relating to or arising out of the Hawaii Business, received notice of any claim for assessment or collection of Taxes (other than for Income Taxes) and, to the knowledge of the HNC Group, no such claim is pending or is presently being asserted against HNC or any of its Affiliates or with respect to any of the Acquired Hawaii Assets. Neither HNC nor any of its Affiliates is a party to any pending audit, investigation, action or proceeding with any Taxing authority, to the extent relating to or arising out of the Hawaii Business or any of the Acquired Hawaii Assets (other than with respect to Income Taxes), nor does the HNC Group have knowledge of any such threatened audit, investigation, action or proceeding by any Taxing authority. Neither HNC nor any of its Affiliates has received written notice of any claim by any Taxing authority in any jurisdiction where it does not file Tax Returns or pay Taxes that it is or may be subject to Tax (other than to Income Tax) by that jurisdiction, in each case to the extent relating to or arising out of the Hawaii Business or any Acquired Hawaii Asset.

(e)  HNC or its Affiliate has timely withheld and timely paid all Taxes that are required to have been withheld and paid by HNC or its Affiliates in connection with amounts paid or owing to any employee, independent contractor, creditor or other person, in each case to the extent relating to or arising out of the Hawaii Business. Neither HNC nor any of its Affiliates is a party to or bound by any Tax sharing agreement, Tax allocation agreement, or Tax indemnity agreement with respect to the Hawaii Business. Neither HNC nor any of its Affiliates is presently liable, nor does any of them have any potential liability, for the Taxes of another Person under applicable Tax law, as transferee or successor, or by contract, indemnity or otherwise, in each case to the extent relating to or arising out of the Hawaii Business or the Acquired Hawaii Assets.

3.15  Employee Benefit Plans.

(a)  Each pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group health, dental, medical, life insurance, survivor benefit, or similar plan, policy, or arrangement, for the benefit of any current or former director, officer, consultant or employee that HNC or any Affiliate currently maintains or contributes to, in each case in connection with employees performing services for the Hawaii Business, is listed on Section 3.15 of the HNC Disclosure Schedule. Each of the foregoing arrangements is hereinafter referred to as an “Employee Benefit Plan.”

(b)  To the knowledge of the HNC Group: (i) each Employee Benefit Plan that will be an Assumed Benefit Arrangement is and has heretofore been maintained and operated in compliance in all material respects with the terms of such Assumed Benefit Arrangement and with all the material requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by applicable Law, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code and applicable to such Assumed Benefit Arrangement; (ii) there is no material pending or threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Assumed Benefit Arrangement or any fiduciary thereof; and (iii) all premiums in respect to each Assumed Benefit Arrangement, required to have been paid under the terms of each such arrangement or applicable law, as applied through the Closing Date, will have been paid.

(c)  No Liability to the Pension Benefit Guaranty Corporation (“PBGC”) or any multi-employer plan has been incurred by HNC or any affiliate thereof (other than insurance premiums satisfied in due course), no reportable event or event or condition which presents a material risk of termination by the PBGC, has occurred with respect to any Employee Benefit Plan, or any retirement plan of HNC or any of its affiliates, which is subject to Title IV of ERISA, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Plan or retirement plan. Solely for purposes of this Section 3.15(c), “affiliate” means any entity which under Section 414 of the Code or Section 4001(b) of ERISA is treated as a single employer with HNC other than any Schnitzer Entity.

3.16  Insurance.  Section 3.16 of the HNC Disclosure Schedule lists the policies of theft, fire, liability, workmen’s compensation, life, property and casualty, and other insurance owned or held by HNC or any of its Affiliates in connection with the Hawaii Business (other than any insurance which is an Employee Benefit Plan). All such policies are in full force and effect.

3.17  Employment of Officers, Employees.  Section 3.17 of the HNC Disclosure Schedule lists, as of the date of this Agreement, the name and current annual cash compensation payable by HNC or any of its Affiliates to each exempt non-hourly employee whose current total annual compensation or estimated compensation from HNC or any of its Affiliates (including wages, salary, commissions, and annual bonus) is $50,000 or more and in each case who is employed by or in connection with the Hawaii Business (other than any employee of HNC based in New York, New York or Jersey City, New Jersey).

3.18  Environmental Matters.

(a)  Except as set forth in Section 3.18 of the HNC Disclosure Schedule, as of the date of this Agreement, neither HNC nor any of its Affiliates has received (with respect to clause (i), since January 1, 2000 only), with respect to the Hawaii Business, any written notice from any third party, including any Governmental Body, indicating or to the effect that (i) HNC or any of its Affiliates is or has been in violation of any Environmental Law, which violation has not been cured or otherwise resolved, (ii) HNC or any of its Affiliates (either itself, in any capacity or identity under which it operates or otherwise does business or as a successor) has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (iii) any Hazardous Material that the Hawaii Business has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered HNC or any of its Affiliates to conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iv) HNC or any of its Affiliates (either itself, in any capacity or identity under which it operates or otherwise does business or as a successor) is or shall be a named party to any Claim arising out of any third party’s incurrence of Liability in connection with the presence or Release of Hazardous Materials.

(b)  To the knowledge of the HNC Group, any Hazardous Materials (other than any Hazardous Materials contained in any auto shredder residue or fluff) that have been generated on the Real Property or by the Hawaii Business have been transported offsite only by carriers having identification numbers issued by the EPA and, to the knowledge of the HNC Group, have been treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws.

(c)  To the knowledge of the HNC Group, except as set forth in Section 3.18(c) of the HNC Disclosure Schedule, all automobile shredder residue and fluff generated on the Real Property or by the Hawaii Business prior to the date of this Agreement has been transported, treated and disposed of in compliance in all material respects with applicable Environmental Laws.

(d)  Section 3.18(d) of the HNC Disclosure Schedule sets forth a complete and correct list of all material Environmental Permits as are necessary for the conduct of the Hawaii Business or in connection with the ownership or use of the Acquired Hawaii Assets. True and complete copies of the Environmental Permits listed in Section 3.18(d) of the HNC Disclosure Schedule have previously been delivered to JVOI.

(e)  This Section 3.18 contains the exclusive representations and warranties of the HNC Group in respect of Liabilities under or pursuant to Environmental Laws or with respect to Environmental Permits.

3.19  Labor Relations.  There is no labor strike, dispute, work slow-down, or work stoppage pending or, to the knowledge of the HNC Group, threatened against or involving the Hawaii Business. None of the employees of HNC or any of its Affiliates to the extent relating to the Hawaii Business is currently covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated by HNC or any of its Affiliates with respect to the Hawaii Business and to the knowledge of the HNC Group, within the past three years no employee of the Hawaii Business has filed a petition with the National Labor Relations Board or is now petitioning for union representation.

3.20  Delivery of Documents.  Prior to the date hereof, the HNC Group has delivered to JVOI complete copies of all documents reflecting the transfer by HNC or its Affiliates of (x) the equity interests in the Schnitzer Entities to HNC IV LLC and (y) the Acquired Hawaii Assets and Assumed Hawaii Liabilities to HNC V LLC. Except as set forth in Section 3.20 of the HNC Disclosure Schedule, such transfers did not and do not require HNC, any of its Affiliates or any member of the HNC Group to obtain any consents, approvals, authorizations or actions of, or make any filings with or give any notices to any Person that have not been obtained or made or that, if not obtained or made, would not individually or in the aggregate have a material adverse effect on the Schnitzer Entities, taken as a whole, the Hawaii Business or the Russia and Baltic Trading Business (all such consents and notices, the “Reorganization Consents and Notices”).

3.21  New Credit Agreement.  Concurrently with the execution of this Agreement, HNC has delivered or otherwise made available to JVOI a true and correct copy of the Credit Agreement, dated as of even date herewith (as amended, restated or supplemented, the “New Credit Agreement”), between HNC I LLC, certain other designated borrowers named therein, Standard Chartered Bank, as issuing bank and swingline lender, administrative agent and lead arranger, and the lenders named therein and each other Loan Document (as defined in the New Credit Agreement), and all fees required to be paid under the New Credit Agreement as of the date hereof and in an amount previously disclosed to JVOI in writing have been paid. The financing contemplated by the New Credit Agreement, if funded in accordance with its terms, either alone or with cash on hand as of the Closing Date, will provide sufficient funds for the HNC Group to consummate the transactions contemplated by this Agreement, including the payments by members of the HNC Group and the HNC Entities contemplated by Sections 2.5(a), 2.5(f), 2.5(p) and 5.8.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF JVOI

Except as otherwise set forth in the disclosure schedule prepared by JVOI and delivered separately to HNC on the date hereof (the “JVOI Disclosure Schedule”), JVOI represents and warrants to the HNC Group as follows:

4.1  Due Incorporation; Authority to Execute and Perform Agreement.

(a)  JVOI is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. JVOI has all requisite corporate power and authority and has taken all corporate action required to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by JVOI. This Agreement constitutes the legal, valid and binding obligation of JVOI, enforceable against JVOI in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws, Laws of general applicability relating to or affecting creditors’ rights, and to general equity principles.

(b)  The execution and delivery by SSI and JVOI of this Agreement, the consummation of the transactions contemplated hereby, and the performance by SSI and JVOI of this Agreement in accordance with its terms have been duly authorized by SSI and JVOI, and will not:

(i)  violate the certificate of incorporation or by-laws of JVOI;

(ii)  except as set forth on Section 4.1(b) of the JVOI Disclosure Schedule, require SSI, JVOI or any Schnitzer Entity to obtain any consents, approvals, authorizations or actions of, or make any filings with or give any notices to, any Person, except such consents, approvals, authorizations, actions or filings, which, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on (x) the Schnitzer Entities, taken as a whole, the Hawaii Business or the Russia and Baltic Trading Business or (y) the ability of SSI, JVOI or any Schnitzer Entity to perform its obligations hereunder or under any other Transaction Document (the “SSI Consents and Notices”);

(iii)  except as set forth on Section 4.1(b) of the JVOI Disclosure Schedule, violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under, any contract, agreement, lease or license (but not including any permit of any Governmental Body) to which SSI, JVOI or any Schnitzer Entity is a party or by or to which such Person is or may be bound or subject, except for such violations, breaches, terminations or defaults that would not, individually or in the aggregate, have a material adverse effect on (x) the HNC Business, taken as a whole or (y) the ability of SSI, JVOI or any Schnitzer Entity to perform hereunder or under any other Transaction Document; or

(iv)  violate or result in the breach of any applicable Orders applicable to JVOI or any Schnitzer Entity or by which any of them is subject or any applicable Laws of any Governmental Bodies.

4.2  Title to the HNC Entities.  JVOI owns beneficially and, other than in the case of North Carolina Resource Conservation, LLC and North Carolina Recycling, LLC, of record, and has full corporate power and authority to convey to HNC III LLC, the equity interests of the HNC Entities described in Schedule C pursuant to Section 2.2, free and clear of any Liens, and at the Closing will convey to HNC III LLC good and valid title to such equity interests, free and clear of Liens. JVOI owns beneficially, and has full corporate power and authority to convey to HNS Global Trade, a 50% membership interest in HNS Global Trade, free and clear of any Liens, and at the Closing will convey to HNS Global Trade good and valid title to such membership interest, free and clear of Liens.

4.3  No Options.  Except for this Agreement, neither JVOI nor any of its Affiliates has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase of all or any portion of the HNC Business.

ARTICLE V

CERTAIN COVENANTS

5.1  Conduct of Business.  Except as otherwise expressly contemplated by this Agreement (including the Recitals) or as otherwise agreed to in writing by the HNC Group and JVOI, during the period from the date of this Agreement to the Closing Date, HNC (if applicable), the HNC Group and JVOI will, and will cause each Joint Venture to (with respect to such Joint Venture), and HNC III LLC will cause HNC V LLC with respect to the Hawaii Business to:

(a)  conduct (i) the business of such Joint Venture, (ii) the Hawaii Business and (iii) the Russia and Baltic Trading Business in the ordinary course consistent with prior practice and maintain the assets of each of them in the ordinary course consistent with prior practice, and carry on each such business diligently and substantially in the same manner as heretofore conducted and shall not make or institute any unusual or novel methods of management, accounting or operation;

(b)  pay accounts payable and other obligations of each such business when they become due and payable in the ordinary course of business consistent with prior practice, except that an HNC Entity may satisfy any Indebtedness or other Liability owed by it to another HNC Entity (but not to a Schnitzer Entity) by assigning accounts receivable owned by it to the other HNC Entity;

(c)  use commercially reasonable efforts to maintain through the Closing all of the insurance policies described in Schedule J or, for any such policies which expire or are terminated prior to Closing, substantially equivalent coverage;

(d)  use commercially reasonable efforts to preserve its business organization intact, to keep available its present key officers and employees and to preserve its present relationships with its suppliers, customers, independent contractors and others having business relations with such Joint Venture or such business in the ordinary course of business consistent with past practice;

(e)  pursue the capital projects set forth in Schedule K; and

(f)  replenish inventory of the Joint Ventures in a normal and customary manner consistent with prior practice and allocate sales of inventory among the Joint Ventures consistent with prior practice, subject to adjustments required in connection with the megashredder installations at HNSE, Hugo-Neu Proler Company and Prolerized New England Company.

5.2  Prohibited Actions.  Except as otherwise expressly contemplated by this Agreement or as otherwise agreed to in writing by the HNC Group and JVOI, during the period from the date of this Agreement to the Closing Date, none of HNC (if applicable), any member of the HNC Group or JVOI shall, and each will not permit any Joint Venture to, and HNC III LLC will not permit HNC V LLC to, with respect to the

Hawaii Business, without the consent of the other party (which consent, with respect to Sections 5.2(d) and (k), shall not be unreasonably withheld):

(a)  grant any general or uniform increase in the rates of pay of employees of any such business, nor grant any general or uniform increase (including vesting) in the benefits under any bonus or pension plan or other contract or commitment to, for or with any such employees (other than any changes that are contemplated by the Employee Matters Agreement);

(b)  increase the compensation payable or to become payable to officers, key salaried employees or agents, or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, key salaried employees or agents (other than any changes that are contemplated by the Employee Matters Agreement);

(c)  except pursuant to Section 5.8, other than in respect of the Hawaii Business or as set forth in Schedule 5.2(c) (subject to the terms and conditions set forth therein), declare or pay any dividends (whether in cash, shares of stock or otherwise) on, or make any other distribution, directly or indirectly, in respect of any shares of capital stock or membership or partnership interests, or issue, purchase, redeem or acquire for value any shares of capital stock, partnership interests or membership interests;

(d)  except as provided in authorizations for expenditures for capital projects set forth in Schedule K, enter into any Contract with a value of $100,000 or more or engage in any transaction, not in the usual and ordinary course of business and consistent with prior practices;

(e)  except as provided by authorizations for expenditures in Section 5.2(d), purchase or sell or otherwise dispose of capital assets with a market value in excess of $100,000 and in no event purchase, sell or otherwise dispose of any capital asset other than in the ordinary course of business and consistent with prior practices;

(f)  incur any Liability in excess of $100,000, except current Liabilities for trade or business obligations incurred in connection with the purchase of goods, inventory or services in the ordinary course of business consistent with prior practice;

(g)  discharge or satisfy any Lien involving a liability in excess of $100,000, other than those required to be discharged or satisfied pursuant to their terms, or pay any Liability, other than (i) current Liabilities incurred in the ordinary course of business consistent with prior practice and (ii) any Indebtedness or other Liability owed by an HNC Entity to another HNC Entity (but not to a Schnitzer Entity), which may be satisfied by the assignment of accounts receivables owned by the debtor HNC Entity to the creditor HNC Entity (but not to a Schnitzer Entity);

(h)  make any purchase commitment in excess of the normal, ordinary and usual requirements of its business, or make any change in its pricing or personnel practices inconsistent with its prior practice;

(i)  make any changes in its selling practices inconsistent with its prior practice, except that with respect to the Hawaii Business, HNC V LLC shall be permitted to enter into one sale contract for the sale of inventory in an amount that is less than a complete shipload;

(j)  transfer to or remove from any Joint Venture, the Hawaii Business or the Russia and Baltic Trading Business any asset used directly in, necessary for or material to the business, other than inventory purchased or sold in the ordinary course of business;

(k)  acquire any real property or any interest in real property; or

(l)  institute, settle or agree to settle any litigation, action or proceeding before any Governmental Body other than in the ordinary course of business consistent with prior practices.

5.3  Periodic Meetings.  After the date hereof until the Closing Date the HNC Group shall make available to JVOI not less than once every two weeks such representatives of HNC reasonably acceptable to JVOI as may be necessary to discuss in detail the operation of the Joint Ventures, the Hawaii Business and the Russia and Baltic Trading Business and transitional matters under this Agreement.

5.4  Notice of Developments.  At all times prior to the Closing, the HNC Group and JVOI shall promptly notify the other in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Articles VI and VII to be satisfied, promptly upon either of them becoming aware of the same.

5.5  Consents and Notices.

(a)  Subject to the terms and conditions herein provided, (i) the HNC Group shall use its commercially reasonable efforts to promptly make or obtain (or cause to be made or obtained) the HNC Consents and Notices that are Required Consents and Notices and, to the extent not previously made or obtained, any Reorganization Consents and Notices, (ii) JVOI shall use its commercially reasonable efforts to promptly make or obtain (or cause to be made or obtained) the SSI Consents and Notices that are Required Consents and Notices, and (iii) each of the HNC Group and JVOI shall use commercially reasonable efforts, and shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, to promptly make or obtain any other waivers, consents and approvals of any Person, to effect all registrations, filings and submissions to any Governmental Body that, in each case, are required for the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, at all times prior to the Closing, the parties hereto shall promptly cooperate and coordinate with each other, as appropriate, with respect to filings with and notifications to Governmental Bodies in connection with obtaining or making the Required Consents and Notices and the Reorganization Consents and Notices. Each of the HNC Group and JVOI shall promptly make or cause to be made available all information reasonably requested by the other party to permit all necessary filings and notices to be made with or to any such Person as promptly as practicable after the date hereof. Each party shall promptly furnish or cause to be furnished all information and documents reasonably required by the relevant Person appropriate in order to obtain or make the Required Consents and Notices and the Reorganization Consents and Notices.

(b)  Notwithstanding the foregoing, in connection with making or obtaining any Required Consent or Notice or any Reorganization Consent or Notice, neither the HNC Group nor JVOI shall apply to any Governmental Body or to any other Person for a consent or notice with respect to any transaction other than the transactions contemplated hereby without the prior review and consent of, in the case of the HNC Group, JVOI, and, in the case of JVOI, the HNC Group. Subject to such consent (which will not be unreasonably withheld), a party may make parallel but separate filings, applications or reports to any Governmental Body or any other Person with respect to the transactions contemplated hereby and any other transactions that such party may enter into or contemplate with any third party. In the event of a parallel filing, application or report by the HNC Group, JVOI, or in the event of a parallel filing, application or report by JVOI, the HNC Group, may request that such parallel filing, application or report be rescinded or deferred if in the reasonable judgment of JVOI or the HNC Group (as the case may be) such parallel filing, application or report is reasonably expected to result in a material delay or other adverse effect on a filing, application or report with respect to a Required Consent or Notice or a Reorganization Consent or Notice. Promptly following such request by JVOI, the HNC Group, or promptly following such request by the HNC Group, JVOI, will request that such parallel filing, application or report be rescinded or deferred with the applicable Governmental Body in order to expedite the receipt of the applicable Required Consent or Notice or Reorganization Consent or Notice.

(c)  The HNC Group and JVOI shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with making or obtaining all Required Consents and Notices. In that regard, each party shall, subject to applicable Laws: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other of) any communications from or with any Person with respect to Required Consents and Notices and Reorganization Consents and Notices; (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Person; (iii) not participate in any meeting with any such Person unless it consults with the other in advance and to the extent permitted by such Person gives the other the opportunity to attend and participate thereat; (iv) furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Person with respect to this Agreement; and (v) furnish the other with such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any Person.

5.6  Access and Information.

(a)  During the period between the date of this Agreement and the Closing, the HNC Group shall, and shall cause their Affiliates and their respective accountants, counsel, consultants, employees and agents to, give JVOI and its accountants, counsel, consultants, employees and agents reasonable access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of such Person’s properties, assets, books, contracts, commitments, reports and records relating to the Joint Ventures and the Hawaii Business as JVOI shall from time to time reasonably request (including with respect to shipping and freight of products). In addition, the HNC Group will permit JVOI and its accountants, counsel, consultants, employees and agents reasonable access to such personnel of (or whose work relates to) the Joint Ventures and the Hawaii Business, during normal business hours, as may be necessary or useful to JVOI in its review of the properties, assets and business affairs of the Joint Ventures and the Hawaii Business, and the above-mentioned documents, records and information.

(b)  The provisions of Section 5.6(a) are not intended to impair or limit the rights of JVOI, the HNC Group or their Affiliates to access to information relating to the Joint Ventures in such Person’s capacity as a stockholder, member or partner of such Joint Venture or as an employee or representative of any of the foregoing.

5.7  Resignation of Directors.

(a)  On the Closing Date, the HNC Group shall cause all members of the board of directors (or similar governing body) and all of the officers of each of the Schnitzer Entities who are designated by any HNC Group member or any of their Affiliates to resign from their positions as directors or officers of such Schnitzer Entity (the “HNC Directors and Officers”).

(b)  On the Closing Date, JVOI shall cause all members of the board of directors (or similar governing body) and all of the officers of each of the HNC Entities who are designated by JVOI or any of its Affiliates to resign from their positions as directors or officers of such HNC Entity (the “SSI Directors and Officers”).

5.8  Estimated Financial Statements; Distributions, etc.

(a)  The parties acknowledge and agree that (i) the aggregate distribution of $40,000,000 made in September 2004 shall be deemed to be a distribution of the Net Income of the Joint Ventures arising on or prior to August 31, 2004, (ii) a further aggregate distribution of $46,623,000 in cash and certain receivables was made in February and May 2005 of Net Income of certain of the Joint Ventures earned after August 31, 2004 and (iii) certain other Joint Ventures may make similar distributions of

Net Income after the date hereof but prior to the Closing Date as contemplated by Schedule 5.2(c).

(b)  No later than two Business Days prior to the Closing Date, the Chief Financial Officer of HNC and the HNC Controller for the Joint Ventures shall, after consultation with the SSI Controller for the Joint Ventures, prepare and deliver to JVOI a certificate setting forth such officers’ reasonable best estimate of (x) the Adjusted Net Income of each Joint Venture arising from and after September 1, 2004 through the close of business on the day immediately preceding the Closing Date (with respect to each Joint Venture, the “Estimated Closing Net Income”), (y) the estimated Indebtedness of HNS Global Trade owed to HNSE as of the Closing Date and the estimated amount of such Indebtedness attributable to the Russia and Baltic Trading Business (the “Estimated R&B Debt”) and (z) the estimated Net Working Capital of the Hawaii Business as of the day immediately preceding the Closing Date (the “Estimated Hawaii Net Working Capital”), each as determined in accordance with the methodology set forth in Schedule I. Such estimates shall be calculated and prepared in accordance with GAAP as applied on a basis consistent with the preparation of the audited financial statements of the Joint Ventures for the fiscal year ended August 31, 2004, taking into account the adjustments contemplated by Schedule I. Immediately prior to the Closing, HNC (if applicable), HNC II LLC, HNC III LLC and JVOI shall cause an amount equal to the Estimated Closing Net Income of each Joint Venture (less the amount of the distributions made by such Joint Venture as contemplated by Section 5.8(a)) to be distributed in cash to HNC (if applicable), HNC II LLC or HNC IV LLC, as the case may be, and to JVOI or to Proleride, as the case may be, on a 50/50 basis to the extent not previously distributed by such Joint Venture. To the extent required, HNC (if applicable) and the HNC Group shall ensure that each Joint Venture has sufficient available cash to fund such distributions, including, to the extent necessary, by borrowing funds under the Credit Facility. At the Closing, the Estimated R&B Debt will be paid or credited as provided in Section 5.9(b). At the Closing, the Cash Payment (i) will be increased by an amount equal to the excess of the Target Hawaii Net Working Capital over the Estimated Hawaii Net Working Capital (if the Target Hawaii Net Working Capital exceeds the Estimated Hawaii Net Working Capital) or (ii) will be decreased by an amount equal to the excess of the Estimated Hawaii Net Working Capital over the Target Hawaii Net Working Capital (if the Estimated Hawaii Net Working Capital exceeds the Target Hawaii Net Working Capital).

(c)  Within 60 days following the Closing Date, HNC I LLC shall prepare and deliver to JVOI for each Joint Venture and the Hawaii Business an unaudited balance sheet as of the close of business on the day immediately preceding the Closing Date (such balance sheet for any Joint Venture, a “JV Closing Balance Sheet” and such balance sheet for the Hawaii Business, the “Hawaii Closing Balance Sheet”) and for each Joint Venture only an unaudited income statement for the period beginning September 1, 2004 and ending on the close of business on the day immediately preceding the Closing Date (each, a “JV Closing Income Statement”). The Hawaii Closing Balance Sheet shall be prepared in accordance with GAAP as applied on a basis consistent with the preparation of the Most Recent Balance Sheet referred to in Section 3.4 and shall reflect the adjustments contemplated by Schedule I. The JV Closing Balance Sheets and

JV Closing Income Statements shall be prepared in accordance with GAAP as applied on a basis consistent with the preparation of the audited financial statements of the Joint Ventures for the year ended August 31, 2004 (but shall not include footnotes) and shall reflect period-end adjustments (analogous to year-end adjustments made consistent with prior practices) and the other adjustments contemplated by Schedule I. When HNC I LLC delivers the Hawaii Closing Balance Sheet, the JV Closing Balance Sheets and the JV Closing Income Statements, HNC I LLC shall also deliver a certificate:

(i)  certifying that the Hawaii Closing Balance Sheet, the JV Closing Balance Sheets and the JV Closing Income Statements were prepared in accordance with this Section 5.8(c), and

(ii)  containing HNC I LLC’s calculations, based on the Hawaii Closing Balance Sheet, JV Closing Balance Sheets and the JV Closing Income Statements, of (the amounts described in this clause (ii) are referred to herein as the “HNC Proposed Calculations”):

(w) the Net Working Capital of the Hawaii Business as of the close of business on the day immediately preceding the Closing Date (the “Closing Hawaii Net Working Capital”);

(x) the Net Income of each Joint Venture arising from and after September 1, 2004 through the close of business on the day immediately preceding the Closing Date and the Adjusted Net Income of each Joint Venture for such period (with the Adjusted Net Income for any Joint Venture for such period referred to as a “Closing Net Income”);

(y) the amount of Indebtedness of HNS Global Trade owed to HNSE as of the close of business on the day immediately preceding the Closing Date and the amount of such Indebtedness attributable to the Russia and Baltic Trading Business as determined in accordance with the methodology set forth in Schedule I (the “Closing R&B Debt”); and

(z) the difference (if any) between: (1) the Closing Hawaii Net Working Capital and the Estimated Hawaii Net Working Capital; (2) the Closing Net Income of any Joint Venture and the Estimated Closing Net Income for such Joint Venture; and (3) the Estimated R&B Debt and the Closing R&B Debt.

(d)  Within 45 days after receipt of the Hawaii Closing Balance Sheet, the JV Closing Balance Sheets, the JV Closing Income Statements and the certificate described in Section 5.8(c), JVOI shall have the right, with its accountants if it chooses and at its expense, to review and test the Hawaii Closing Balance Sheet, the JV Closing Balance Sheets, the JV Closing Income Statements and the HNC Proposed Calculations. HNC I LLC shall (and shall cause its Affiliates to) give JVOI reasonable access to any books and records and employees of the HNC Group and the HNC Entities that are relevant to the Hawaii Closing Balance Sheet, the JV Closing Balance Sheets, the

JV Closing Income Statements or the HNC Proposed Calculations. Within such 45-day period, JVOI shall notify HNC I LLC of its agreement or disagreement with the Hawaii Closing Balance Sheet, any JV Closing Balance Sheet and any JV Closing Income Statement and the accuracy of the HNC Proposed Calculations, and shall propose alternative calculations of the Closing Hawaii Net Working Capital, the Closing Net Income of any Joint Venture and the Closing R&B Debt (the “SSI Proposed Calculations”). If JVOI does not so object within such 45-day period, the Hawaii Closing Balance Sheet, the JV Closing Balance Sheets, the JV Closing Income Statements and the HNC Proposed Calculations shall become final and binding for the purpose of determining the adjusting payments pursuant to Section 5.8(e). If HNC I LLC does not accept the SSI Proposed Calculations within 30 days after their submission to HNC I LLC, HNC I LLC shall notify JVOI in writing and JVOI and HNC I LLC shall, within five days following delivery of such notice, retain the Independent Accounting Firm to resolve the remaining disputed items (the “Remaining Disputed Items”) by conducting its own review and test of the disputed items in the Hawaii Closing Balance Sheet, the JV Closing Balance Sheets and JV Closing Income Statements. If the Remaining Disputed Items are submitted to the Independent Accounting Firm as provided above, the Independent Accounting Firm shall be instructed that: (i) the scope of its review shall be limited solely to the Remaining Disputed Items, (ii) it is to use every reasonable effort to complete such assignment and deliver copies of such opinion and, if required, a revised Hawaii Closing Balance Sheet, any JV Closing Balance Sheet and any JV Closing Income Statement and revised calculation of, as applicable, the Closing Hawaii Net Working Capital, the Closing Net Income of any Joint Venture or the Closing R&B Debt to JVOI and HNC I LLC within 45 days following the date such Remaining Disputed Items are referred to it and (iii) it is to select either the HNC Proposed Calculations, the SSI Proposed Calculations or an amount in between the two based on the principles described in Section 5.8(c). The determination of the Remaining Disputed Items by the Independent Accounting Firm shall be final, binding and conclusive on the HNC Group and JVOI. HNC I LLC and JVOI shall each pay the percentage of the costs and expenses of the Independent Accounting Firm in settling the Remaining Disputed Items equal to (i) the aggregate dollar amount of the Remaining Disputed Items submitted to the Independent Accounting Firm that are unsuccessfully disputed by such party (as finally determined by the Independent Accounting Firm), divided by (ii) the aggregate dollar amount of all Remaining Disputed Items submitted to the Independent Accounting Firm.

(e)  Upon the determination pursuant to Section 5.8(d) of the definitive Hawaii Closing Balance Sheet, JV Closing Balance Sheets, JV Closing Income Statements, Closing Hawaii Net Working Capital, Closing Net Income of each Joint Venture and Closing R&B Debt:

(i)  if the finally determined Closing Hawaii Net Working Capital is less than the Estimated Hawaii Net Working Capital, HNC III LLC shall pay to JVOI the amount of such difference;

(ii)  if the finally determined Closing Hawaii Net Working Capital is greater than the Estimated Hawaii Net Working Capital, JVOI shall pay (or cause HNC V LLC to pay) to HNC III LLC the amount of such difference;

(iii)  if the finally determined Closing Net Income of any Joint Venture is less than the Estimated Closing Net Income for such Joint Venture, the HNC Group and JVOI shall, or shall cause their Affiliates to, refund to such Joint Venture 50% of the excess of (x) the Estimated Closing Net Income of such Joint Venture, over (y) the Closing Net Income of such Joint Venture;

(iv)  if the finally determined Closing Net Income of any Joint Venture is greater than the Estimated Closing Net Income of such Joint Venture, if such difference is owed by an HNC Entity, the HNC Group shall cause such HNC Entity to pay to JVOI or its applicable Affiliate, and, if such difference is owed by a Schnitzer Entity, JVOI shall cause such Schnitzer Entity to pay to the HNC Group or its applicable Affiliate, 50% of the excess of (x) the Closing Net Income of such Joint Venture over (y) the Estimated Closing Net Income of such Joint Venture;

(v)  if the Estimated R&B Debt exceeds the finally determined Closing R&B Debt, the HNC Group shall (or shall cause HNSE to) pay to JVOI an amount equal to such difference; and

(vi)  if the finally determined Closing R&B Debt exceeds the Estimated R&B Debt, JVOI shall pay to the HNC Group or its Affiliates the amount of such difference.

5.9  Indebtedness, Intercompany Accounts etc.

(a)  As of the Closing Date, except as provided in the next sentence and in Section 5.10, (i) JVOI shall (including by making available sufficient funding to the extent necessary) cause each Schnitzer Entity to pay or otherwise settle in full any amounts owing to an HNC Entity or to HNC or any of its Affiliates, whether in respect of Indebtedness, trade or other account payables or otherwise (but, for the avoidance of doubt, excluding any amount claimed by HNC or the HNC Group or any Affiliate in respect of fees, bonuses or other amounts related to the management and oversight of any Joint Venture), and (ii) HNC (if applicable) or the HNC Group shall (including by making available sufficient funding to the extent necessary) cause each HNC Entity to pay or otherwise settle in full in cash any amounts owing to a Schnitzer Entity or to JVOI or any of its Affiliates, whether in respect of Indebtedness, trade or other account payables or otherwise including any amounts owed to Prolerized New England Company or MRL by HNS Global Trade. Notwithstanding the foregoing, if the amounts described in clause (ii) above (but specifically excluding any amounts owed by HNS Global Trade) are amounts owing to any Joint Venture as a result of funds not yet received as of the Closing Date by HNC or any HNC Entity from a third party in respect of a sale transaction that was entered into for and on behalf of such Joint Venture (collectively, the “Outstanding Trading Receivables”), such amounts shall remain due and owing and shall be paid or otherwise settled in full as soon as reasonably practicable after the receipt of funds from such third party as provided by Section 5.10.

(b)  With respect to the Credit Facility, the parties acknowledge that (i) in accordance with past practice, HNSE is the only Joint Venture that incurs Indebtedness under the Credit Facility, (ii) HNSE from time to time on-lends all or a portion of such Indebtedness to other Joint Ventures, and (iii) such Indebtedness loaned by HNSE to the other Joint Ventures are evidenced as intercompany balances, an example of which is set forth in a balance sheet attached to Schedule I (such balances, to the extent they relate to Indebtedness owed by a Schnitzer Entity to HNSE shall be repaid at the Closing Date pursuant to Section 5.9(a)). At the Closing, JVOI shall (including by making available sufficient funding to the extent necessary) cause an amount equal to the Estimated R&B Debt to be paid or credited from a Schnitzer Entity to HNSE.

(c)  On or before the Closing Date, to the extent HNS Global Trade has available cash, HNC (if applicable) or HNC II LLC and JVOI, in their capacity as joint venturers, shall cause HNS Global Trade to repay to HNSE any amounts that it owes HNSE with respect to the Indebtedness under the Credit Facility to the extent of such available cash.

(d)  On the Closing Date, following completion of the transactions contemplated by Sections 5.9(a), 5.9(b) and 5.9(c), HNC (if applicable) or HNC II LLC shall cause HNSE to pay and discharge all outstanding Indebtedness under the Credit Facility by wire transfer of immediately available funds (it being understood that to the extent HNSE has occurred Indebtedness for its own account (and not for the account of any other Joint Venture), then with respect to such Indebtedness, HNC (if applicable) or HNC II LLC and HNC III LLC shall (including by making available sufficient funding to the extent necessary) cause HNSE to pay and discharge such Indebtedness). HNC (if applicable) or HNC II LLC and JVOI, in their capacity as joint venturers, shall cause HNSE to obtain from the lender under the Credit Facility and deliver to HNC (if applicable) or HNC II LLC and JVOI at the Closing pay-off letters, releases and Lien discharges (or agreements therefor) with respect to all such Indebtedness in a form reasonably satisfactory to HNC (if applicable) or HNC II LLC and JVOI.

(e)  In connection with the preparation of the Estimated Closing Net Income and the JV Closing Balance Sheet for each Joint Venture, prepaid items of HNS Global Trade shall be allocated to the Russia and Baltic Trading Business and the remaining businesses of HNS Global Trade as the Chief Financial Officer of HNC and the SSI Controller for Joint Ventures may mutually agree prior to the Closing Date.

(f)  In the event the Credit Facility is required by its terms to be repaid but the Closing has not occurred, the parties hereto will use commercially reasonable efforts to negotiate with the lenders thereunder to extend the maturity date thereof or to seek a refinancing thereof with the existing or new lenders. The term “Credit Facility” hereunder will be deemed to include any credit facility entered into by the Joint Ventures to refinance the Credit Facility.

5.10  Settlement of Outstanding Trading Receivables.

(a)  After the Closing Date, HNC and the HNC Entities will remit to the Schnitzer Entities, promptly following receipt of funds and in any event within five Business Days, any proceeds collected by HNC or any such HNC Entity in settlement of Outstanding Trading Receivables of such Schnitzer Entities, net of any related freight, claims, selling and shipping expenses and other deductions paid or estimated as payable by HNC or any such HNC Entity as of the Closing Date (all incurred in accordance with prior practices).

(b)  Periodically after the Closing Date, but in any event no more often than once every three months, HNC shall prepare a comparison of actual freight, claims, selling and shipping expenses and other deductions paid or incurred by HNC or any HNC Entity on and after the Closing Date (in accordance with prior practices) related to all Outstanding Trading Receivables with the estimated freight, claims, selling and shipping expenses and other deductions related to Outstanding Trading Receivables deducted by HNC or any such HNC Entity from any remittances to the Joint Ventures. If the actual payments or incurrence of freight, claims, selling and shipping expenses and other deductions related to the Outstanding Trading Receivables are less than the estimated amounts thereof, HNC shall remit 50% of the difference to JVOI (or its designees) within 10 days following HNC’s completion of the comparison. If the actual payments or incurrences of freight, claims, selling and shipping expenses and other deductions related to the Outstanding Trading Receivables are greater than the estimated amounts thereof, then JVOI shall remit 50% of the excess to HNC within 10 days following JVOI’s receipt of a statement setting forth HNC’s comparison in reasonable detail. JVOI will be entitled to receive and review copies of all statements, invoices and other evidence related to such freight, claims, selling and shipping expenses and other deductions related to the Outstanding Trading Receivables.

5.11  Expenses.  Except as set forth in Section 7.6, each party shall bear its own costs and expenses (including legal fees and expenses) incurred in the preparation, negotiation and finalization of the Transaction Documents and, except as set forth in Section 5.19, the HNC Group shall bear all costs and expenses related to the transfer of assets and liabilities to HNC IV LLC and HNC V LLC as contemplated by Section 3.20.

5.12  Publicity.

(a)  The HNC Group and JVOI have each approved a single joint press release in the form of Exhibit I attached hereto (the “Press Release”), which the parties may distribute following the execution and delivery of this Agreement. Except as may be required by Law, including the filing by SSI of a Current Report on Form 8-K substantially in the form previously furnished to the HNC Group (the “8-K”) and any investor presentations made by SSI relating to the transactions contemplated by this Agreement, the parties hereto agree that no other publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made by either party or any of its directors, officers, Affiliates or Permitted Representatives (as defined in the Confidentiality Agreement) without advance approval thereof by the HNC Group and JVOI; provided, however, that if the HNC Group or any of its Affiliates enter into an agreement with any Person with respect to a strategic transaction that is to be consummated after the transactions contemplated by this Agreement, then the HNC Group may issue publicity releases or announcements with respect to such transaction that includes references to this Agreement and the transactions contemplated hereby; and provided, further, however, that any party hereto may make any publicity release or announcement in connection with any litigation relating to or arising out of this Agreement or any transaction contemplated hereby. If any other public announcement is required by Law to be made by any party hereto or any of its directors, officers, Affiliates or any Permitted Representative, prior to making such announcement, to the extent practicable such party or Permitted Representative shall deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon.

(b)  Notwithstanding the above, other than in respect of the Press Release and the 8-K: (i) HNC shall be free to make any appropriate public comment if SSI or any of its directors or officers makes any public announcement by way of press release, filings with the Securities and Exchange Commission or otherwise, with respect to this Agreement or the transactions contemplated hereby; and (ii) JVOI shall be free to make appropriate comment if HNC, any Industry Partner (as defined in the Confidentiality Agreement) or any director or officer of any of the foregoing makes any public announcement, by way of press release, filings with the Securities and Exchange Commission or otherwise, with respect to this Agreement or the transactions contemplated hereby.

(c)  This Section 5.12 hereby supersedes and replaces paragraph 3 of the Confidentiality Agreement.

5.13  Certain Consents and Notices.

(a)  If any of the HNC Consents and Notices that are not Required Consents and Notices are not obtained or made on or prior to the Closing, the HNC Group shall, or shall cause its agents to, exercise commercially reasonable efforts to obtain or make any such HNC Consents and Notices after the Closing Date until such time as such HNC Consents and Notices have been obtained or made.

(b)  If any of the SSI Consents and Notices that are not Required Consents and Notices are not obtained or made on or prior to the Closing, JVOI shall, or shall cause its agents to, exercise commercially reasonable efforts to obtain or make any such SSI Consents and Notices after the Closing Date until such time as such SSI Consents and Notices have been obtained or made.

(c)  In the event that any federal Government Contract relating to the Hawaii Business has not been transferred to HNC V LLC prior to the date hereof, as promptly as practicable after the date hereof, the HNC Group shall prepare any written request that may be required by Federal Acquisition Regulations Part 42, (P) 42.12 and

any applicable agency regulations or policies, as interpreted by the Responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42, (P) 42.1202(a)) that the HNC Group will submit to the applicable Responsible Contracting Officer for the U.S. Government to: (i) recognize HNC V LLC as successor in interest of the HNC Group (or Flynn-Learner) to such Government Contract and (ii) enter into a novation agreement in form and substance reasonably satisfactory to JVOI and the HNC Group, pursuant to which all of the right, title and interest in and to, and all Liabilities under such Government Contract of the HNC Group (or Flynn-Learner) shall be validly conveyed, transferred and assigned and novated to HNC V LLC by all parties thereto. The HNC Group will keep JVOI informed of the status of this process and permit JVOI to review in advance all documents submitted in connection therewith. The HNC Group shall use commercially reasonable efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing such novation agreement for each Government Contract. The HNC Group will not, however, consent to any modification of any Government Contract that would adversely affect the rights of JVOI or HNC V LLC without JVOI’s prior written consent.

(d)  No consent, approval or waiver of a third Person with respect to the transfer of, or any novation with respect to, any Contract referred to in Section 5.13(c) shall cause an Excluded Hawaii Liability to be deemed for purposes of this Agreement to have become an Assumed Hawaii Liability or vice-versa or otherwise affect the respective rights of JVOI and the HNC Group under Article VIII.

5.14  Shared Contracts.  Following the Closing, the HNC Entity or Schnitzer Entity, as applicable, that is the party to a Shared Contract shall continue to hold such Shared Contract for the remainder of its term for the benefit and burden of both the HNC Entities and the Schnitzer Entities. In furtherance of the foregoing, the HNC Group and JVOI shall abide by the procedures, indemnification and contribution arrangements and payment protocols for any such Shared Contracts as described more fully on Schedule A, to facilitate, in the case of Shared Contracts held by the HNC Entities, the continued implementation of such Shared Contracts for the benefit and burden of the Schnitzer Entities, as well as the HNC Entities, and in the case of Shared Contracts held by the Schnitzer Entities, the continued implementation of such Shared Contracts for the benefit and burden of the HNC Entities, as well as the Schnitzer Entities.

5.15  Trademarks.  HNC and the HNC Group acknowledge and agree that they are not acquiring any rights in and to the name “Schnitzer” or the name “Proler” and (x) within 60 days following the Closing Date they will amend the names of the HNC Entities known as Hugo Neu Schnitzer East and Hugo Neu Schnitzer Global Trade LLC to names not containing the name “Schnitzer,” and (y) within 30 days after the first anniversary of the Closing Date, they will amend the name of Hugo Neu Proler Company to a name not containing the name “Proler”, or in any case, any name confusingly similar thereto. Notwithstanding the foregoing, the HNC Group and its Affiliates shall have a worldwide, royalty-free, irrevocable, fully-paid license, for a period of (i) 90 days following the Closing Date, to use the “Schnitzer” name in the name of the HNC Entities known as Hugo Neu Schnitzer East and Hugo Neu Schnitzer Global Trade LLC and

otherwise consistent with its use of the “Schnitzer” name prior to the Closing Date, and (ii) for a period of 12 months after the Closing to use the “Proler” name in the name of the HNC Entity known as Hugo Neu Proler Company and otherwise consistent with its use of the “Proler” name prior to the Closing Date, in each case including on letterhead, business cards, correspondence, signage or other printed materials of such HNC Entities.

5.16  PNE Scrap Metal.  The parties acknowledge and agree that any inventories of scrap metal purchased by HNS Global Trade from Prolerized New England Company or MRL prior to the Closing Date shall be sold to Mexican mills in accordance with the practice of HNS Global Trade as of the date hereof and shall not be subject to the Mexico Trading Agreement.

5.17  Further Assurances.

(a)  Subject to the terms and conditions herein provided, each of the parties hereto agrees to exercise commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including (i) contesting any legal proceeding relating to the transactions contemplated hereby and (ii) executing any additional instruments necessary to consummate the transactions contemplated hereby. If at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto and its Affiliates shall exercise commercially reasonable efforts to take such necessary action.

(b)  In order to secure the implementation of the transactions contemplated by this Agreement on the Closing Date:

(i)  Each of the HNC Group and JVOI shall, and shall cause its Affiliates and its representatives on the board of directors or similar governing body of each Joint Venture to, adopt such board (or other similar governing body) or shareholder, partner or member resolutions as may be necessary to approve, ratify or confirm the transfers or redemptions of equity interests, assets or Liabilities, as the case may be and the execution delivery and performance of any applicable Transaction Document.

(ii)  Each of the HNC Group and JVOI shall, and shall cause its Affiliates to, execute and deliver such instruments or deeds of transfer, stock powers or similar documents as may be required by applicable Law to evidence and effect the transfers or redemptions of equity interests contemplated hereby, all of which instruments, deeds, stock powers or similar documents shall be in customary and usual form.

(iii)  Each of the HNC Group and JVOI shall, and shall cause its Affiliates to, execute and deliver such instruments or deeds of transfer, assignment and assumption agreements, bills of sale or similar documents as may be required by applicable Law to evidence and effect the transfers of assets and assumptions of Liabilities contemplated hereby, all of which instruments, deeds, agreements, bills or similar documents shall be in customary and usual form.

(c)  If any asset or Liability used primarily in the HNC Business is held by JVOI, a Schnitzer Entity or any Affiliate of any of them following the Closing or any asset or Liability used primarily in the Schnitzer Business is held by a member of the HNC Group, an HNC Entity or any Affiliate of any of them following the Closing, then the HNC Group or JVOI, as applicable, shall hold such asset or Liability in trust for, and for the account of, JVOI or the HNC Group, as applicable, and shall transfer such asset or Liability to the HNC Group or JVOI, as applicable, as soon as practicable. If any asset or Liability is used in both the HNC Business and the Schnitzer Business and not otherwise allocated to the HNC Group, JVOI or an Affiliate thereof under any Transaction Document, the HNC Group and JVOI shall allocate or transfer such asset or Liability equitably based on the relative use between the HNC Business and the Schnitzer Business and with each party bearing costs and Liabilities in a manner consistent with the degree of benefit it is receiving from such asset or Liability.

(d)  The HNC Group covenants that HNC shall make available to the HNC Group such operating assets and personnel as it may have available to permit the members of the HNC Group to satisfy their obligations under the Transaction Documents.

5.18  Section 754 Election.  Each of the HNC Group and JVOI shall, at the request of the other party, cause the Joint Ventures that are entities classified as partnerships for U.S. federal income tax purposes to make an election under Section 754 of the Code.

5.19  Transfer Taxes.

(a)  Except as provided in Section 5.19(b), the HNC Group shall bear all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes (collectively, “Transfer Taxes”) incurred in connection with (i) the transfer of interests in the Schnitzer Entities from HNSP to HNC IV LLC, (ii) the transfer of interests in the HNC Entities from HNC to HNC II LLC, (iii) the transfer of the Hawaii Business from Flynn-Learner to HNC V LLC, (iv) any other transfers of any of the HNC Group or HNC IV LLC or HNC V LLC prior to the date of this Agreement or prior to Closing, (v) the transfer of interests in the HNC Entities pursuant to Section 2.5(c), and (vi) the Global Trade Redemption.

(b)  Except as otherwise provided in the last sentence of this Section 5.19(b), JVOI shall bear all Transfer Taxes incurred in connection with the transfer of HNC IV LLC and HNC V LLC to JVOI or its Affiliates pursuant to Section 2.5(b). In addition, in the event that JVOI does not incur Transfer Taxes pursuant to the preceding sentence and HNC or any of its Affiliates incurs Transfer Taxes pursuant to Section 5.19(a)(i) or (iii) that would have been payable if the interests in the Schnitzer Entities or assets and liabilities comprising the Hawaii Business had been transferred directly to JVOI or its Affiliates from HNSP or Flynn-Learner, as the case may be, then

JVOI shall reimburse HNC or its applicable Affiliate for such Transfer Taxes. In the event JVOI is required to reimburse HNC or its applicable Affiliate for any Transfer Taxes pursuant to the preceding sentence, JVOI shall not bear any incremental Transfer Taxes incurred in connection with the transfer of HNC IV LLC and HNC V LLC to JVOI or its Affiliates pursuant to Section 2.5(b).

(c)  In connection with the transactions contemplated hereby, the HNC Group and its Affiliates, on the one hand, and JVOI and its Affiliates, on the other hand, shall jointly file (or cause to be filed) all required change of ownership and similar statements.

5.20  Delivery of Records; Preservation of Records.

(a)  The HNC Group shall deliver or cause to be delivered and covenants that HNC shall deliver to JVOI: (i) at the Closing all available original minute books and organizational corporate records of HNC IV LLC, HNC V LLC and each Schnitzer Entity (and their subsidiaries) in their possession or control; (ii) within 45 days following the Closing Date, all originals of books, other records, data, paper and, by way of tape or computer disc, computer files relating primarily to the Schnitzer Business in their possession or control (it being understood that the parties will jointly undertake reasonable efforts to separate any books, other records, data, paper and computer files that are commingled with information relating to the HNC Business); and (iii) within 60 days following the Closing Date, copies of all books, other records, data, paper and, by way of tape or computer disc, computer files relating to the Schnitzer Business in their possession or control that are commingled with information related to the HNC Business and that the parties agree are impractical to separate.

(b)  JVOI shall deliver or cause to be delivered to the HNC Group or its Affiliates: (i) within 45 days following the Closing Date, all available originals of books, other records, data, paper and, by way of tape or computer disc, computer files relating primarily to the HNC Business in its possession and control (it being understood the parties will jointly undertake reasonable efforts to separate any books, other records, data, paper and computer files that are commingled with information relating to the Schnitzer Business); and (ii) within 60 days following the Closing Date, copies of all books, other records, data, paper and, by way of tape or computer disc, computer files relating to the HNC Business in its possession or control that are commingled with information related to the Schnitzer Business and that the parties agree are impractical to separate.

(c)  In addition to their obligations under Section 5.20(a), the HNC Group, at its own expense, shall, and covenants that HNC shall, preserve and keep records held by them or their Affiliates or under the control of any of them relating to the Schnitzer Business and its operations for periods prior to the Closing, and which shall not otherwise have been delivered to JVOI, for a period of five years from the Closing Date, during which time the HNC Group shall, and covenants that HNC shall, provide reasonable access to such records to JVOI or their representatives as reasonably requested by JVOI. The HNC Group may destroy such records after that time, but only after the

HNC Group gives 90 days prior written notice to JVOI and details the contents of the records to be destroyed, in which case JVOI shall have the option to take possession of the records, at its own expense, within 90 days following the date of such notice by the HNC Group.

(d)  In addition to its obligations under Section 5.20(b), JVOI, at its own expense, shall preserve and keep any records held by it or its Affiliates or under the control of any of them relating to the HNC Business and its operations for periods prior to the Closing, and which shall not otherwise have been delivered to the HNC Group, for a period of five years from the Closing Date, during which time JVOI shall provide reasonable access to such records to the HNC Group or its representatives as reasonably requested by the HNC Group. JVOI may destroy such records after that time, but only after JVOI gives 90 days prior written notice to the HNC Group and details the contents of the records to be destroyed, in which case the HNC Group shall have the option to take possession of the records, at its own expense, within 90 days following the date of such notice by JVOI.

(e)  For the purposes of this Section 5.20, “computer files” shall not include daily e-mail correspondence.

5.21  Post-Closing Access.

(a)  After the Closing Date, the HNC Group will, will cause its Affiliates, accountants, counsel, consultants, employees and agents to, and covenants that HNC will, give JVOI and its Affiliates, accountants, counsel, consultants, employees and agents reasonable access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of such Person’s properties, assets, books, contracts, commitments, reports and records relating to (i) the Schnitzer Business to the extent required to permit JVOI to prepare (or have prepared) audited financial statements with respect to the Schnitzer Business or (ii) to the HNC Business to the extent required to permit JVOI to wind up matters related to its ownership of the applicable Joint Ventures.

(b)  After the Closing Date, JVOI will, and will cause its Affiliates, accountants, counsel, consultants, employees and agents to, give the HNC Group and its Affiliates, accountants, counsel, consultants, employees and agents reasonable access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of such Person’s properties, assets, books, contracts, commitments, reports and records relating to (i) the HNC Business to the extent required to permit the HNC Group or its Affiliates to prepare (or have prepared) audited financial statements with respect to the HNC Business or (ii) to the Schnitzer Business to the extent required to permit the HNC Group to wind up matters related to its ownership of the applicable Joint Ventures.

5.22  Confidentiality Obligations.

(a)  HNC and SSI hereby acknowledge and confirm that the Confidentiality Agreement has been reinstated and that any purported termination thereof prior to the date hereof is and has been waived and rescinded.

(b)  Following the Closing, the HNC Group shall, and covenants that HNC shall, and each of them shall cause its officers, directors, Affiliates, stockholders, members, consultants, agents and advisors to, keep confidential and not disclose to any third party any Confidential Information in the possession or control of any of them relating to the Schnitzer Business, whether such Person received such Confidential Information as a result of the negotiation, execution and performance of the Transaction Documents or the transactions contemplated thereby or otherwise. Nothing herein shall (i) limit any employee of any HNC Business from disclosing any such Confidential Information internally in connection with the operation of the HNC Business, (ii) limit the ability of any HNC Business to operate in any geographic region or market or limit any person from performing his or her employment duties or other obligations to any HNC Business, (iii) permit the disclosure of Confidential Information to any Industry Partners (as defined in the Confidentiality Agreement) other than in connection with the operation of the HNC Business and so long as any such Industry Partner agrees to be bound by the obligations set forth in this Section 5.22(b), or (iv) limit any disclosure of Confidential Information in connection with any litigation relating to or arising out of any Transaction Document.

(c)  Following the Closing, SSI and JVOI shall, and shall cause its officers, directors, Affiliates, stockholders, consultants, agents or advisors to, keep confidential and not disclose to any third party any Confidential Information in the possession or control of any of them relating to the HNC Business, whether such Person received such Confidential Information as a result of the negotiation, execution and performance of the Transaction Documents or the transactions contemplated thereby or otherwise. Nothing herein shall (i) limit any employee of any Schnitzer Business from disclosing any such Confidential Information internally in connection with the operation of the Schnitzer Business, (ii) limit the ability of any Schnitzer Business to operate in any geographic region or market or limit any person from performing his or her employment duties or other obligations to any Schnitzer Business or (iii) limit any disclosure of Confidential Information in connection with any litigation relating to or arising out of any Transaction Document.

(d)  “Confidential Information” means any non-public information, but shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its officers, directors, Affiliates, stockholders, members, partners, consultants, agents or advisors, (ii) is received from a third party not known to the recipient to be under an obligation to keep such information confidential, (iii) the recipient can demonstrate was independently developed by such Person without the use of Confidential Information, and (iv) information that a Person is required by Law to disclose (provided such Person notifies the other party hereto of such requirement and provides such other party a reasonable opportunity to contest such requirement and such Person limits such disclosure to only the portion of Confidential Information required to be disclosed).

(e)  Nothing in this Section 5.22 shall be deemed to limit, or provide exceptions to, the separate confidentiality provisions in the Transitional Services Agreement.

5.23  Standstill Restrictions.

(a)  From the Closing Date to the fifth anniversary of the Closing Date, HNC shall not, and shall cause its directors, officers, any holders of 10% or more of its capital stock and their family members not to, acquire or agree to acquire, directly or indirectly, by purchase or otherwise any beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), of any shares of capital stock of SSI, or direct or indirect rights or options to acquire any shares of capital stock of SSI (it being understood that nothing herein shall be deemed to prohibit the indirect ownership of capital stock of SSI by any such Person through any mutual fund, any limited partnership (provided such Person is not a general partner thereof) formed to hold passive investments in equity securities, or in any other securities investment vehicle).

(b)  The restrictions set forth in Section 5.23 shall terminate upon the occurrence of a SSI Change of Control. “SSI Change of Control” means (i) the Schnitzer Group ceasing to have beneficial ownership, directly or indirectly, of 50% or more of the combined voting power of SSI’s outstanding securities entitled to vote generally in the election of directors, or (ii) a majority of the directors of SSI being individuals who are not nominated by the board of directors of SSI or members of the Schnitzer Group.

5.24  Use of Advisors.  Each of HNC, the HNC Group and JVOI acknowledges that the Schnitzer Entities, the HNC Entities, the Hawaii Business and the Russia and Baltic Trading Business have retained (or had retained on their behalf) various legal, accounting, environmental consulting and other service providers to assist them in their operations prior to the Closing Date. In order to facilitate continued operation of the Schnitzer Business and the HNC Business following the Closing Date, each of HNC, the HNC Group and JVOI on behalf of itself and its Affiliates hereby consents to the continued representation of such businesses by such service providers and agrees to not assert any claim of privilege or confidentiality or otherwise seek to prevent JVOI, HNC, the HNC Group or any Affiliate of any of them from retaining any such service provider in any matter relating to the Schnitzer Business or the HNC Business.

5.25  Insurance Matters.

(a)  Following the Closing, each of JVOI, HNC (if applicable) and the HNC Group shall use commercially reasonable efforts to make available to the other, the HNC Business and the Schnitzer Business, respectively, the benefits under the insurance policies that cover the activities of the HNC Business, the Schnitzer Business and their subsidiaries prior to Closing, including those policies described in Schedule J. Neither party shall take any action, or fail to take any action, that would result in coverage under such policies to be voided or to lapse either prior to or following the Closing without the written consent of the other party. Each of JVOI, HNC (if applicable) and the HNC Group shall cooperate with the other (including by making available copies of necessary documents and personnel) in giving notice of any claim to any insurer from which recovery in respect of a loss is reasonably believed to be available under such policies and in pursuing such recovery. For any claim outstanding under such policies as of the Closing Date, the party that initially filed such claim shall continue to prosecute it, unless JVOI and the HNC Group agree otherwise with respect to any particular claim. For any claim arising after the Closing Date, JVOI (or the applicable entity) shall assume all responsibility for prosecuting any claims under an insurance policy covering the activities of a Schnitzer Business and the HNC Group (or the applicable entity) shall assume all responsibility for prosecuting any claims under an insurance policy covering the activities of an HNC Business, including in each case paying any deductibles under such policies applicable to such claim. HNC (if applicable) or the HNC Group shall promptly pay to the applicable Schnitzer Entity following receipt thereof an amount equal to any premiums refunded or otherwise credited in respect of any canceled coverage after the Closing Date under insurance policies that covered any Schnitzer Entity (or its properties assets or operations) prior to Closing.

(b)  With respect to any claim outstanding as of the Closing Date under any insurance policy described in Section 5.25(a) that relates to any damage, destruction or loss of equipment or property of the Hawaii Business, if prior to the Closing Date, HNC V LLC or any of its Affiliates has repaired or replaced any such equipment and paid all related costs or ordered and paid for any replacement equipment, then any recovery of insurance proceeds under such claim shall be paid over to HNC III LLC in full, but if prior to the Closing Date, HNC V LLC or any of its Affiliates has not completed the repair of any such equipment, then a portion of any insurance proceeds that are recovered under any such claim after the Closing Date in an amount equal to the total expenses incurred by HNC V LLC or its Affiliates up to the Closing Date for any such repairs shall be paid by JVOI or its Affiliates to HNC III LLC; provided, however, that in either case the foregoing shall apply only to the extent any such claim is not reflected as a current asset on the Hawaii Closing Balance Sheet.

5.26  Russia and Baltic Business Noncompete.

(a)  Following the Closing until the fifth anniversary hereof, subject to Sections 5.26(b) and (c), neither HNC nor any member of the HNC Group will, and HNC and the HNC Group will not permit any Affiliate of any member of the HNC Group (including any acquiror of any member of the HNC Group or a majority of the business of the HNC Group (whether determined by the value of assets or net sales over the preceding 12-month period prior to the date of the execution of a definitive agreement for such acquisition)(such acquiring person, the “Acquiring Person”)) to, directly or indirectly through an Affiliate or another Person, on its own behalf or in the service or on behalf of others, engage in, or make any loan to or for the benefit of any Person that engages in, the purchase of scrap metal (the “Restricted Activity”) shipped from any seaport located in Poland, Latvia, Lithuania, Estonia or in the Russian Federation on the Baltic Sea, the

Barents Sea or the Kara Sea, or any river flowing into any of them, as far east as (and including) Dudinka, Russian Federation. For the purposes of this Section 5.2, each of Poland, Latvia, Lithuania, Estonia and each of the areas of the Russian Federation that has a coastline on (i) the Baltic Sea, (ii) the Barents Sea or (iii) the Kara Sea, is referred to as a “Restricted Location.”

(b)  Notwithstanding Section 5.26(a), if, prior to the expiration of the term thereof, an Acquiring Person (other than the Person or any of its Affiliates previously identified in writing to JVOI prior to the date hereof (the “Identified Party”)), acquires HNC, the HNC Group or a majority of the business of the HNC Group as described in Section 5..26(a) and, as of the date of executing a definitive agreement for such acquisition, such Acquiring Person directly or indirectly through an Affiliate or any other Person, engages in any Restricted Activity in a Restricted Location with purchases of scrap metal from such Restricted Locations of at least $5,000,000 in the preceding 12-month period prior to the date of the execution of a definitive agreement for the acquisition (other than a Restricted Activity commenced in such Restricted Location in anticipation of or in connection with such acquisition), then Section 5.26(a) shall automatically terminate and shall have no force or effect with respect to such Acquiring Person or the business acquired in such Restricted Location, effective as of the date of the execution of a definitive agreement for the acquisition. If, however, such Acquiring Person, as of the date of the consummation of such acquisition, does not, directly or indirectly through an Affiliate or any other Person, engage in a Restricted Activity in any Restricted Location or in the preceding 12-month period prior to the date of the execution of a definitive agreement for the acquisition has purchased less than $5,000,000 of scrap metal from a Restricted Location (excluding a Restricted Activity commenced in such Restricted Location in anticipation of or in connection with such acquisition), then Section 5.26(a) shall continue to apply in accordance with its terms. If the Identified Party is the Acquiring Person, then Section 5.26(a) shall continue to apply in accordance with its terms irrespective of whether the Identified Party has in the past engaged in, or continues to engage in, a Restricted Activity in any Restricted Location.

(c)  If Section 5.26(a) applies to an Acquiring Person (including the Identified Party), and such Acquiring Person (other than the Identified Party) is engaged as part of its business activities in providing commercial loans or financing to third parties, then the prohibition set forth in Section 5.26(a) of making any loan to or for the benefit of any Person that engages in a Restricted Activity in a Restricted Location shall not apply to the commercial lending or financing activities of such Acquiring Person.

5.27  China Export License.  In the event that any Schnitzer Business is prevented from transporting or selling any ferrous metals scrap or nonferrous metal products to the People’s Republic of China, HNC shall, and shall cause HNS Global Trade to, use commercially reasonable efforts to permit such products to be transported or sold to the People’s Republic of China under a valid export license then held by HNC or HNS Global Trade, as the case may be, for a period of (a) 180 days following the Closing, with respect to products of any Schnitzer Entity, and (y) 90 days following the Closing, with respect to products of the Hawaii Business, in each case following a request by JVOI. Such shipments shall be transported at no incremental cost to JVOI in excess of freight, claims, selling and shipping expenses and other deductions actually incurred by HNC or HNS Global Trade, as the case may be, in connection with such shipments.

5.28  Maui Metals.  Each of HNC and the HNC Group acknowledges, on behalf of itself and its Affiliates, that a meaningful inducement to JVOI to consummate the transactions contemplated by this Agreement includes the prospect of entering into discussions with Maui Metals and/or its landlord concerning a possible strategic transaction. Accordingly, HNC and the HNC Group agree that (x) prior to the Closing Date, the HNC Group will consult with JVOI regarding any negotiations with Maui Metals, its landlord or other parties regarding such a strategic transaction and neither HNC nor the HNC Group will, nor will they permit any of their Affiliates to, enter into any Contract with or with respect to Maui Metals or any real property on which Maui Metals conducts its business without the prior written consent of JVOI, and (y) for a period of three years following the Closing, neither HNC nor the HNC Group will, or will permit any of its Affiliates or representatives to, directly or indirectly, (i) solicit, initiate, encourage or take any other action to facilitate any Maui Strategic Proposal or (ii) participate in any discussions or negotiations regarding a Maui Strategic Proposal. For purposes of this Agreement, “Maui Strategic Proposal” means any proposal or offer by any Person relating to any direct or indirect acquisition or purchase of assets or capital stock of, investment in, or joint venture with or involving Maui Metals or any Affiliate of Maui Metals or the site on which Maui Metals is currently located.

5.29  Navassa Release.  Beginning promptly after the date hereof, the HNC Group shall, or shall cause its Affiliates to, use commercially reasonable efforts to cause the Town of Navassa, North Carolina to execute and deliver to JVOI a release in a form reasonably satisfactory to JVOI releasing SSI from its guarantee under Section 8a. of the Business Agreement.

5.30  Consummation of Financing.

(a)  Each member of the HNC Group will use its commercially reasonable efforts to consummate the transactions contemplated by the New Credit Agreement (or any alternative financing on substantially similar terms and for an aggregate principal amount of not less than $210 million (the “Alternative Financing”)). HNC I LLC will keep JVOI informed of the status of its financing arrangements for the transactions contemplated by this Agreement, including providing written notification to JVOI as promptly as practicable (but in any event within 48 hours) with respect to (i) any adverse developments relating to such financing or (ii) the ability of the HNC Group to satisfy any of the conditions set forth in the New Credit Agreement (or any Alternative Financing). HNC I LLC will provide JVOI copies of any proposed amendments to the New Credit Agreement as promptly as possible (but in any event within 24 hours) and will not agree to any amendment to Section 4.02(d) of the New Credit Agreement or the definition of “Material Adverse Effect” thereof without the prior written consent of JVOI (or any Alternative Financing that contains any conditions that differ in any material respect to those in the New Credit Agreement, or a definition of any term similar to “Material Adverse Effect” that differs in any material respect from such term in the New Credit Agreement).

(b)  In the event that on the date the Closing is to occur pursuant to Section 2.4, the transactions contemplated hereby cannot be consummated because of a failure of the condition set forth in Section 6.6 to be satisfied or waived: (x) the Closing shall be deferred for a period not to exceed 30 days from such date in order to provide the HNC Group an additional opportunity to satisfy the conditions of the New Credit Agreement (or the Alternative Financing) and (y) if the date until which the Closing is to be deferred under clause (x) above may possibly fall after December 31, 2005, Section 10.1(d) shall be automatically amended without any action by any party hereto by substituting the date “January 31, 2006” for “December 31, 2005” therein. During such period, the HNC Group will continue to use its commercially reasonable efforts to satisfy the conditions of the New Credit Agreement (or the Alternative Financing).

5.31  Hawaii Fire.  With respect to the fire that occurred on or about May 26, 2005 at the facilities of the Hawaii Business, the HNC Group shall use its commercially reasonable efforts to repair and/or replace the damage to equipment or property as soon as practicable after the date hereof to the reasonable satisfaction of JVOI.

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATION
OF THE HNC GROUP TO CLOSE

The obligation of the HNC Group to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the HNC Group:

6.1  Representations and Warranties.  The representations and warranties of JVOI contained in this Agreement (i) shall be true and correct in all respects at and as of the date hereof and (ii) shall be repeated and shall be true and correct in all respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except for representations and warranties that address matters only as of a certain date, in which case such representations and warranties shall be true and correct as of such certain date, and except where the failure to be so true and correct (without giving effect to any Materiality Qualifier in such representations or warranties) would not, individually or in the aggregate, have a material adverse effect on the HNC Business, taken as a whole.

6.2  Covenants.  SSI and JVOI shall have performed, satisfied and complied with, in all material respects, all covenants and agreements required by this Agreement and each other Transaction Document to which it is a party to be performed, satisfied or complied with by it at or before the Closing.

6.3  JVOI Certificate.  JVOI shall have delivered to the HNC Group a certificate to the effect that each of the conditions specified in Sections 6.1 and 6.2 has been satisfied.

6.4  Required Consents.  All of the Required Consents and Notices (other than the SSI Consents and Notices) shall have been duly received or made (as the case may be).

6.5  No Legal Proceedings.  There shall not be any Order issued by any Governmental Body directing that the transactions contemplated by this Agreement not be consummated.

6.6  Financing.  The initial extension of credit under the New Credit Agreement shall have been funded by the lenders thereunder in accordance with the terms of the New Credit Agreement or the HNC Group shall have received the Alternative Financing, in either case, sufficient to permit the HNC Group to perform its obligations hereunder, including the making of the Cash Payment and causing HNSE to pay off all amounts owing under, and to terminate, the Credit Facility.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATION
OF JVOI TO CLOSE

The obligation of JVOI to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by JVOI:

7.1  Representations and Warranties.  The representations and warranties of the HNC Group contained in this Agreement (i) shall be true and correct in all respects at and as of the date hereof and (ii) shall be repeated and shall be true and correct in all respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except for representations and warranties that address matters only as of a certain date, in which case such representations and warranties shall be true and correct as of such certain date, and except where the failure to be so true and correct (without giving effect to any Materiality Qualifier in such representations or warranties) would not, individually or in the aggregate, have a material adverse effect on the Schnitzer Entities, taken as a whole, the Hawaii Business or the Russia and Baltic Trading Business.

7.2  Covenants.  HNC and each member of the HNC Group shall have performed, satisfied and complied with, in all material respects, all covenants and agreements required by this Agreement and each other Transaction Document to which it is a party to be performed, satisfied or complied with by it at or before the Closing.

7.3  HNC Group Certificate.  The HNC Group shall have delivered to JVOI a certificate to the effect that each of the conditions specified in Sections 7.1 and 7.2 has been satisfied.

7.4  Required Consents.  All of the Required Consents and Notices (other than the HNC Consents and Notices) shall have been duly received or made (as the case may be).

7.5  Repayment of Loans.  The HNC Group (or Flynn-Learner) shall have, or shall have caused to be, paid off in full the outstanding principal of, and all accrued interest on, the Hawaii Bank Debt.

7.6  Hawaii Title Policy.  JVOI shall have received an ALTA owner’s title insurance policy issued by First American Title Insurance Company insuring HNC V LLC’s title to the Owned Real Property, subject only to Permitted Liens, and such endorsements as JVOI may reasonably require, the cost of such initial policy having been paid by JVOI, but the cost of any subsequent endorsements in favor of JVOI and its Affiliates having been paid by the HNC Group.

7.7  Navassa Release.  The Town of Navassa, North Carolina shall have executed and delivered a release in a form reasonably satisfactory to SSI releasing SSI from its guarantee under Section 8a. of the Business Agreement.

7.8  No Legal Proceedings.  There shall not be any Order of any nature issued by any Governmental Body directing that the transactions contemplated by this Agreement not be consummated.

ARTICLE VIII

INDEMNIFICATION

8.1  Indemnification by the HNC Group.

(a)  From and after the Closing Date, subject to the terms of this Agreement, the HNC Group shall indemnify and hold harmless JVOI and its Affiliates and their respective officers, directors, employees, agents and representatives (including the SSI Directors and Officers) and each of their respective heirs, executors, successors and assigns (the “SSI Indemnified Parties”) from and against all claims, liabilities, losses, costs, expenses and damages, including the reasonable fees, expenses and other charges of counsel (collectively, “Losses”), to the extent relating to, arising out of or resulting from, or asserted by third Persons against the SSI Indemnified Parties in connection with:

(i)  the breach (x) of any representation or warranty set forth in Article III of this Agreement or any representation of any member of the HNC Group in Section 3.1(j) of the Employee Matters Agreement, or (y) of any covenant or agreement by HNC or any member of the HNC Group in this Agreement or the Employee Matters Agreement;

(ii)  any Excluded Hawaii Liability;

(iii)  any claim by any Person for brokerage or finder’s fees or similar commissions or payments based upon any agreement or understanding alleged to have been made by any such Person with HNC or any of its Affiliates or any Person acting on their behalf in connection with the transactions contemplated hereby;

(iv)  any Liability of HNC or any Affiliate with respect to the Hawaii Bank Debt;

(v)  any Liability relating to or arising out of any Contract with HNC or any Affiliate that is not an Acquired Hawaii Asset;

(vi)  any Liability of HNC or any Affiliate that is to be retained by them under the Employee Matters Agreement;

(vii)  any Liability of HNC V LLC relating to or arising out of it being or having been on or prior to the Closing Date a member of a controlled group of corporations or trade or businesses under common control, within the meaning of Section 414 of the Code or Section 4001(b) of ERISA, with any Person (other than a Schnitzer Entity); or

(viii)  in connection with the contribution by HNSP of its equity interests in New England Metal Recycling, LLC to HNC IV LLC, the failure of HNSP to obtain any Reorganization Consent or Notice with respect thereto prior to such contribution.

(b)  From and after the Closing Date, subject to the terms of this Agreement, the HNC Group shall indemnify and hold harmless the SSI Indemnified Parties from and against all Losses, to the extent relating to, arising out of or resulting from, or asserted by third Persons against the SSI Indemnified Parties in connection with:

(i)  the HNC Entities and all direct or indirect subsidiaries thereof and the ownership or operation thereof, whether before, on or after the Closing Date, but expressly excluding the Assumed Trading Liabilities;

(ii)  any act or omission or alleged act or omission (even if negligent) performed or omitted to be performed by any SSI Director or Officer in connection with the activities of any HNC Entity (and all direct or indirect subsidiaries thereof) on or prior to the Closing Date, unless such Loss shall have resulted from such SSI Director’s or Officer’s own fraud or willful misconduct;

(iii)  any Excluded Trading Liability;

(iv)  any Liability relating to the establishment, operation or termination of any HNC Plan at any time on or prior to the Closing (or, if later, up to and including the date of the transfer of plan accounts referred to in Section 8.2(h), in the case of any HNC Plan intended to be qualified under Section 401(a) of the Code), except to the extent of (x) any Liability expressly assumed by SSI or a Schnitzer Entity under the Employee Matters Agreement and (y) any Liability subject to JVOI’s indemnity under Section 8.2(a) (but only with respect to a breach of any representation of SSI or its Affiliates in Section 3.1(j) of the

Employee Matters Agreement or of any covenant or agreement of SSI or JVOI set forth in the Employee Matters Agreement) or 8.2(h);

(v)  any Liability of HNC IV LLC relating to or arising out of it being or having been on or prior to the Closing Date, a member of a controlled group of corporations or trade or businesses under common control, within the meaning of Section 414 of the Code or Section 4001(b) of ERISA, with any other Person (other than a Schnitzer Entity);

(vi)  with respect to any Shared Contract, those Liabilities and responsibilities allocable to the HNC Entities pursuant to Section 5.14; or

(vii)      the making or obtaining of (or the failure to duly make or obtain) any HNC Consent and Notice.

8.2  Indemnification by JVOI.  From and after the Closing Date, subject to the terms of this Agreement, JVOI shall indemnify and hold harmless the HNC Group and its Affiliates and their respective officers, directors, employees, agents and representatives (including the HNC Directors and Officers) and each of their respective heirs, executors, successors and assigns (the “HNC Indemnified Parties”) from and against all Losses, to the extent relating to, arising out of or resulting from, or asserted by third Persons against the HNC Indemnified Parties in connection with:

(a)  the breach of (x) any representation or warranty set forth in Article IV of this Agreement or any representation of SSI or its Affiliates in Section 3.1(j) of the Employee Matters Agreement or (y) any covenant or agreement of SSI or JVOI set forth in this Agreement or the Employee Matters Agreement;

(b)  the Schnitzer Entities and all direct or indirect subsidiaries thereof (including MRL) and the ownership or operation thereof, whether before, on or after the Closing Date;

(c)  any act or omission or alleged act or omission (even if negligent) performed or omitted to be performed by any HNC Director or Officer in connection with the activities of any Schnitzer Entity (and all direct or indirect subsidiaries thereof (including MRL)) on or prior to the Closing Date, unless such Loss shall have resulted from such HNC Director’s or Officer’s own fraud or willful misconduct;

(d)  any Assumed Hawaii Liabilities, including the Assumed Benefit Arrangements;

(e)  any Assumed Trading Liabilities;

(f)  any shipments of ferrous scrap metal or other products as contemplated by Section 5.27 to the People’s Republic of China under one or more export licenses held by HNC or HNS Global Trade;

(g)  with respect to any Shared Contract, those Liabilities and responsibilities allocable to the Schnitzer Entities pursuant to Section 5.14;

(h)  50% of any Liability relating to the establishment, operation or termination of any HNC Plan at any time prior to the Closing or in the case of any HNC Plan intended to be qualified under Section 401(a) of the Code at any time up to and including the date the account balances of employees of the Schnitzer Entities are transferred to a SSI Plan (as defined in the Employee Matters Agreement) intended to be qualified under Section 401(a) of the Code pursuant to Article III of the Employee Matters Agreement and asserted on behalf of any current or former employee of any of the Schnitzer Entities, or any beneficiary or other person claiming rights derived from such current or former employee’s participation in any HNC Plan; or

(i)  any claim by any Person for brokerage or finder’s fees or similar commissions or payments based upon any agreement or understanding alleged to have been made by any such Person with SSI or any of its Affiliates or any Person acting on their behalf in connection with the transactions contemplated hereby.

(j)  the making or obtaining of (or the failure to duly make or obtain) any SSI Consent and Notice.

8.3  Notice and Opportunity to Defend Against Third Party Claims.

(a)  Promptly after receipt by any SSI Indemnified Party or HNC Indemnified Party (each, an “Indemnitee”) from any third party of notice of any demand, claim or circumstance that, with or without the lapse of time, would give rise to a claim or the commencement or threatened commencement of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss under Section 8.1 or 8.2, as the case may be, the Indemnitee shall give notice thereof (the “Claims Notice”) to the HNC Group or JVOI, as the case may be (the “Indemnifying Party”); provided, that, any failure to promptly give a Claims Notice shall not relieve any Indemnifying Party of its liability hereunder except to the extent that such Indemnifying Party has been materially prejudiced thereby. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount, estimated, if necessary and if possible, of the Loss that has been or may be suffered by the Indemnitee.

(b)  The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; provided, however, that no Indemnifying Party shall consent to entry of any judgment or enter into any settlement without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, order or other nonmonetary relief to be entered, directly or indirectly, against the Indemnitee. If the Indemnifying Party elects to compromise or defend such Asserted Liability and gives such notice, it shall within 30 Business Days, or sooner, if the nature of the Asserted Liability so requires, notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its liability to indemnify the Indemnitee, the Indemnitee may pay or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle any claim over the objection of the other, unless such settlement (i) does not directly or indirectly involve the entry of any injunction, declaratory judgment, order or other nonmonetary relief against the Indemnitee or Indemnifying Party, (ii) includes a full release from liability of the Indemnifying Party and the Indemnitee, and (iii) is paid by the settling party only. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. If the Indemnifying Party does not so choose, it will make available to the Indemnitee any books, records or other documents within its control that are necessary or appropriate for the defense of the Asserted Liability.

(c)  If any Asserted Liability involves a Loss in respect of which an Indemnifying Party has an indemnification obligation under this Article VIII, as well as a Loss in respect of which such Indemnifying Party does not have an indemnification obligation under this Article VIII, the parties shall cooperate in allocating responsibility therefor.

8.4  Limitations on Indemnification.  The indemnification provided for in this Article VIII shall be subject to the following limitations:

(a)  An Indemnifying Party shall not be required to indemnify any Indemnitee under Section 8.1(a)(i)(x) or Section 8.2(a)(x), or under Section 8.1(a)(i)(y) or Section 8.2(a)(y) for any Losses incurred as a result of a breach of Section 5.1 or 5.2, as the case may be, and shall not have any liability for any individual (or series of related) occurrences, events, circumstances, acts or omissions where the Loss relating thereto is less than $50,000, and such occurrences, events, circumstances, acts or omissions shall not be aggregated for the purposes of Section 8.4(b).

(b)  An Indemnifying Party shall not be obligated to pay any amounts for indemnification under Section 8.1(a)(i)(x) or Section 8.2(a)(x), or under Section 8.1(a)(i)(y) or Section 8.2(a)(y) for any Losses incurred as a result of a breach of Section 5.1 or 5.2, as the case may be, until the aggregate amount of all Losses for which it would be liable exceeds on a cumulative basis an amount equal to $500,000, whereupon the Indemnifying Party shall be obligated to pay in full all such Losses.

8.5  Time Limits.

(a)  Subject to Section 8.5(b), the indemnification obligations set forth in this Article VIII shall survive indefinitely, subject to any applicable statute of limitations, except that claims for indemnification of any Loss under Section 8.1(a)(i)(x) to the extent relating to, arising out of or resulting from, or asserted by third Persons in connection with a breach of:

(i)  Section 3.5 must be made prior to the date that is the later of (x) six months after the Closing Date and (y) March 31, 2006;

(ii)  Sections 3.4, 3.6 (except to the extent related to title to Acquired Hawaii Assets), 3.7 through 3.13, and 3.15 through 3.20 must be made prior to the second anniversary of the Closing Date;

(iii)  Section 3.14 must be made on or prior to the sixth anniversary of the Closing Date; and

(iv)  Sections 3.2 and 3.6 (solely to the extent related to title to Acquired Hawaii Assets) may be made at any time following the Closing (other than any such claim in respect of the title of the Owned Real Property, for which no claim may be made following the Closing).

(b)  Section 3.21 shall not survive the Closing Date.

(c)  Claims for indemnification under Section 8.1(a)(i)(y) or Section 8.2(a)(y) to the extent relating to, arising out of or resulting from, or asserted by third Persons in connection with, a breach of Section 5.1 or Section 5.2 must be made prior to the first anniversary of the Closing Date.

8.6  Certain Matters Relating to Indemnification.

(a)  The amount which any Indemnifying Party is required to pay to any Indemnitee entitled to indemnification hereunder will be reduced by any insurance proceeds or other amount recovered or recoverable from any third party in reduction of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives insurance proceeds or recovers any other amount as provided in this Section 8.6, then the Indemnitee will without demand reimburse the Indemnifying Party such amount as is equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the insurance proceeds or other amounts had been received, realized or recovered before the Indemnity Payment was made.

(b)  In no event shall HNC IV LLC, HNC V LLC or any of their successors be liable to HNC or any member of the HNC Group in connection with such member’s obligations under Section 8.1, whether for contribution or otherwise.

8.7  Tax Treatment of Indemnity Payments.  It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the purchase price for all federal, state and local Tax purposes, and the parties agree to file their Tax Returns accordingly (unless otherwise required by a change in applicable Tax law or a good faith resolution of a contest).

8.8  Clarification.  For the avoidance of doubt, the obligations of the HNC Group under Section 8.1 and of JVOI under Section 8.2 shall not include any obligation to indemnify an Indemnitee for any Taxes that are based upon or related to income or receipts for which such Indemnitee is liable as a result of its ownership of any interest in any Joint Venture prior to the Closing Date.

8.9  Guaranty by HNC.

(a)  HNC hereby unconditionally guarantees to JVOI and each SSI Indemnified Party the payment and performance in full of each obligation of any nature of the HNC Group: (i) after the date hereof until the Closing Date, arising under or in connection with this Agreement (including any breach of any representation or warranty under Article III); and (ii) after the Closing Date, under this Article VIII only (each, an “HNC Obligation”), when and as such HNC Obligation becomes due and payable or is otherwise required to be performed. HNC agrees that if any member of the HNC Group shall fail to pay or perform any HNC Obligation when and as such HNC Obligation shall be due and payable or is otherwise required to be performed as set forth in this Agreement (subject to the first sentence of this Section 8.9(a)), then HNC will make such payment of such HNC Obligation in funds immediately available to JVOI or the applicable SSI Indemnified Party, as the case may be, or otherwise perform such HNC Obligation if such HNC Obligation does not entail the payment of money. This guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance by each member of the HNC Group of the HNC Obligations and not of their collectibility only, and is in no way conditioned upon any requirement that JVOI or the applicable SSI Indemnified Party first attempt to collect any of the HNC Obligations from any member of the HNC Group or resort to any security or other means of obtaining payment of the HNC Obligations that JVOI or the applicable SSI Indemnified Party now has or may acquire after the date hereof, or upon any other contingency whatsoever. Payments or performance by HNC hereunder may be required by JVOI or the SSI Indemnified Party on any number of occasions.

(b)  The obligations of HNC under this Section 8.9 shall continue in full force and effect until the HNC Obligations are finally paid and satisfied in full, provided that this guaranty shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or other satisfaction of any of the HNC Obligations is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency or reorganization of any member of the HNC Group, or otherwise, as though such payment had not been made or other satisfaction occurred. No invalidity, irregularity or unenforceability by reason of the federal Bankruptcy Code or any insolvency or other similar Law, or any Law or Order of any Governmental Body purporting to reduce, amend or otherwise affect the HNC Obligations shall impair, affect or be a defense to or claim against the obligations of HNC under this guaranty.

(c)  HNC waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any HNC Obligations incurred and all other notices of any kind, other than demand for payment or performance hereunder, and all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of any member of the HNC Group or any other Person primarily or secondarily liable with respect to any of the HNC Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, HNC agrees that the obligations of HNC hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of JVOI or an SSI Indemnified Party to assert any claim or demand or to enforce any right or remedy against any member of the HNC Group or any other Person primarily or secondarily liable with respect to any of the HNC Obligations; (ii) any extensions, compromises, consolidations or renewals of any HNC Obligation; (iii) any change in the time, place or manner of payment of any of the HNC Obligations or any rescissions, waivers, compromises, consolidations, amendments or modifications of any of the terms or provisions of this Agreement; (iv) the addition, substitution or release of any Person primarily or secondarily liable for any HNC Obligation; or (v) any other act or omission which might in any manner or to any extent vary the risk of HNC or otherwise operate as a release or discharge of HNC, all of which may be done without notice to HNC.

(d)  Notwithstanding anything to the contrary contained herein, but without in any way affecting HNC’s waiver of suretyship defenses generally pursuant to Section 8.9(c), HNC shall be entitled to rely on any defenses to the payment or performance of any HNC Obligation that any member of the HNC Group is entitled to rely on pursuant to this Agreement, other than any defenses that are personal to any member of the HNC Group such as lack of capacity or authority or discharge in bankruptcy.

(e)  Until the final payment and performance in full of all of the HNC Obligations: (i) HNC shall not exercise any rights against any member of the HNC Group arising as a result of payment or performance by HNC hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with JVOI or any SSI Indemnified Party in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; (ii) HNC will not claim any setoff, recoupment or counterclaim against any member of the HNC Group in respect of any liability of HNC to any member of the HNC Group; and (iii) HNC waives any benefit of and any right to participate in any collateral security which may be held by JVOI or any SSI Indemnified Party.

8.10  Guaranty by SSI.

(a)  SSI hereby unconditionally guarantees to the HNC Group and each HNC Indemnified Party the payment and performance in full of each obligation of any nature of JVOI: (i) after the date hereof until the Closing Date, arising under or in connection with this Agreement (including any breach of any representation or warranty under Article IV); and (ii) after the Closing Date, under this Article VIII only (each, a “JVOI Obligation”), when and as such JVOI Obligation becomes due and payable or is otherwise required to be performed. SSI agrees that if JVOI shall fail to pay or perform any JVOI Obligation when and as such JVOI Obligation shall be due and payable or is otherwise required to be performed as set forth in this Agreement (subject to the first sentence of this Section 8.10(a)), then SSI will make such payment of such JVOI Obligation in funds immediately available to the HNC Group or the applicable HNC Indemnified Party or otherwise perform such JVOI Obligation if such JVOI Obligation does not entail the payment of money. This guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance by JVOI of the JVOI Obligations and not of their collectibility only, and is in no way conditioned upon any requirement that the HNC Group or the applicable HNC Indemnified Party first attempt to collect any of the JVOI Obligations from JVOI or resort to any security or other means of obtaining payment of the JVOI Obligations that the HNC Group or the applicable HNC Indemnified Party now has or may acquire after the date hereof, or upon any other contingency whatsoever. Payments or performance by JVOI hereunder may be required by the HNC Indemnified Party on any number of occasions.

(b)  The obligations of SSI under this Section 8.10 shall continue in full force and effect until the JVOI Obligations are finally paid and satisfied in full, provided that this guaranty shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or other satisfaction of any of the JVOI Obligations is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency or reorganization of JVOI, or otherwise, as though such payment had not been made or other satisfaction occurred. No invalidity, irregularity or unenforceability by reason of the federal Bankruptcy Code or any insolvency or other similar Law, or any Law or Order of any Governmental Body purporting to reduce, amend or otherwise affect the JVOI Obligations shall impair, affect or be a defense to or claim against the obligations of SSI under this guaranty.

(c)  SSI waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any JVOI Obligations incurred and all other notices of any kind, other than demand for payment or performance hereunder, and all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of JVOI or any other Person primarily or secondarily liable with respect to any of the JVOI Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, SSI agrees that the obligations of JVOI hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the HNC Group or an HNC Indemnified Party to assert any claim or demand or to enforce any right or remedy against JVOI or any other Person primarily or secondarily liable with respect to any of the JVOI Obligations; (ii) any extensions, compromises, consolidations or renewals of any JVOI Obligation; (iii) any change in the time, place or manner of payment of any of the JVOI Obligations or any rescissions, waivers, compromises, consolidations, amendments or modifications of any of the terms or provisions of this Agreement; (iv) the addition, substitution or release of any Person primarily or secondarily liable for any JVOI Obligation; or (v) any other act or omission which might in any manner or to any extent vary the risk of SSI or otherwise operate as a release or discharge of SSI, all of which may be done without notice to SSI.

(d)  Notwithstanding anything to the contrary contained herein, but without in any way affecting SSI’s waiver of suretyship defenses generally pursuant to Section 8.10(c), SSI shall be entitled to rely on any defenses to the payment or performance of any JVOI Obligation that JVOI is entitled to rely on pursuant to this Agreement, other than any defenses that are personal to JVOI such as lack of capacity or authority or discharge in bankruptcy.

(e)  Until the final payment and performance in full of all of the JVOI Obligations: (i) SSI shall not exercise any rights against JVOI arising as a result of payment or performance by SSI hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the HNC Group or any HNC Indemnified Party in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; (ii) SSI will not claim any setoff, recoupment or counterclaim against JVOI in respect of any liability of SSI to JVOI; and (iii) SSI waives any benefit of and any right to participate in any collateral security which may be held by the HNC Group or any HNC Indemnified Party.

8.11  Assumption of Obligations.  HNC may, at any time, by notice in writing to JVOI and SSI elect to assume any or all of the obligations of the HNC Group under Section 8.1(a) and to become the primary obligor with respect thereto, and upon the execution and delivery by HNC of an assignment agreement in form and substance reasonably satisfactory to JVOI and SSI, (a) the HNC Group shall be automatically, and without further action, released from such obligations under Section 8.1(a), and (b) the other provisions of this Article VIII (including, for the avoidance of doubt, Section 8.3) shall become binding on HNC to the same extent as they were previously binding on the HNC Group thereunder with respect to the indemnification obligations that it so assumes.

8.12  Exclusive Remedies.  Except for any claim based on fraud, each of the parties acknowledges that its sole and exclusive remedy after the Closing with respect to any Claims relating to this Agreement or the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article VIII, and that each party shall not seek recovery from any other party other than pursuant to this Article VIII. Nothing in this Section 8.12 will limit the remedies otherwise available to any party under any Transaction Document, other than this Agreement and the Employee Matters Agreement.

ARTICLE IX

TAX MATTERS

9.1  Tax Contests.

(a)  After the Closing Date, HNC and JVOI shall jointly control the conduct, through counsel of their own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the HNC Business or the Schnitzer Business relating to Pre-Closing Taxable Periods or Straddle Periods (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a “Contest”). Neither HNC nor JVOI shall, and each of them shall cause its Affiliates not to, settle, compromise and/or concede any portion of such Contest without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

(b)  HNC and JVOI shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the HNC Business and the Schnitzer Business as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest. HNC and JVOI shall reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to the HNC Business or the Schnitzer Business (or their income or assets) with respect to any Tax and each party shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 9.1(b). Any information obtained under this Section 9.1(b) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

(c)  Each of HNC and JVOI shall, and shall cause its Affiliates to: (i) use its commercially reasonable efforts to properly retain and maintain the Tax and accounting records of the HNC Business and the Schnitzer Business that relate to Pre-Closing Taxable Periods or Straddle Periods and shall provide the other party with written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (ii) transfer such records to the other party upon its written request prior to any such destruction, abandonment or disposition and (iii) allow the other party and their respective agents and representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records as such other party may deem necessary or appropriate; provided, however, that in all cases, such activities are to be conducted during normal business hours. Any information obtained under this Section 9.1(c) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

9.2  Tax Return Filing and Preparation.

(a)  HNC shall prepare (or cause to be prepared) and timely file all Tax Returns of the HNC Business and the Hawaii Business and JVOI shall prepare (or cause to be prepared) and timely file all Tax Returns of the Schnitzer Business (other than the Hawaii Business), in each case, with respect to any taxable period that ends on or before the Closing Date (“Pre-Closing Taxable Period”) that are required to be filed with any Tax authority after the Closing Date (each, a “Pre-Closing Return”). HNC and JVOI shall prepare their respective Pre-Closing Returns in a manner consistent with prior practice (unless otherwise required by law). HNC and JVOI shall provide to the other any Pre-Closing Return for review at least 30 days prior to the date on which such Tax Return is required to be filed. If either party disputes any item on such Tax Return, it shall notify the other party of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by the Independent Accounting Firm, the fees and expenses of which shall be borne equally by HNC and JVOI. HNC and JVOI shall each remit (or cause to be remitted) to the appropriate Tax authority 50% of any Taxes, (other than Taxes arising out of any transactions not in the ordinary course of business which occur on the Closing Date but after the Closing) due in respect of Pre-Closing Taxable Periods (“Pre-Closing Taxes”) (except in the case of the Hawaii Business, for which HNC shall have responsibility for all Pre-Closing Taxes).

(b)  HNC shall prepare (or cause to be prepared) and timely file all Tax Returns of the HNC Business and JVOI shall prepare (or cause to be prepared) and timely file all Tax Returns of the Schnitzer Business, in each case, with respect to any taxable period that begins before and ends after the Closing Date (“Straddle Period”) that are required to be filed with any Tax authority by or with respect to the HNC Entities or the Schnitzer Entities (each, a “Straddle Return”). HNC and JVOI shall prepare their respective Straddle Returns in a manner consistent with prior practice (unless otherwise required by Law). HNC and JVOI shall provide to the other any Straddle Return for review at least 30 days prior to the date on which such Tax Return is required to be filed. If either party disputes any item on such Tax Return, it shall notify the other party of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by the Independent Accounting Firm, the fees and expenses of which shall be borne equally by HNC and JVOI.

(c)  Neither HNC nor JVOI shall, and each of them shall cause its Affiliates not to, amend, refile or otherwise modify any Tax Return relating in whole or in part to the HNC Business or the Schnitzer Business with respect to any Pre-Closing Taxable Period (or with respect to any Straddle Period) without the written consent of the other party, which shall not be unreasonably withheld or delayed.

(d)  For purposes of this Agreement, HNC and JVOI shall each pay 50% of any Taxes payable with respect to any Straddle Period that are Pre-Closing Taxes. With respect to any Straddle Period, Pre-Closing Taxes shall be determined as follows: (i) in the case of Taxes that are either (x) Income Taxes, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the business or assets of the Joint Ventures or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including the effect of any graduated rates of tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice. The parties hereto will, to the extent permitted by applicable law, elect with the relevant Tax authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

(e)  Nothing in this Article IX shall be deemed to apply to Transfer Taxes, which shall be paid as provided by Section 5.19.

ARTICLE X

TERMINATION

10.1  Termination.  This Agreement may be terminated at any time prior to the Closing under the provisions of any of the following paragraphs of this Section 10.1 that is applicable:

(a)  By mutual written agreement of HNC I LLC and JVOI;

(b)  By JVOI by notice to HNC I LLC if (i) HNC or any member of the HNC Group shall have breached in any material respect any of its covenants and agreements contained in any Transaction Document such that the condition set forth in Section 7.2 cannot be fulfilled, or (ii) any of the representations and warranties set forth in Article III hereof were not true and correct as of the date hereof, where the failure to be so true and correct (without giving effect to any Materiality Qualifier in such representation or warranty) has a material adverse effect on (x) the ability of HNC or any member of the HNC Group or Affiliates to perform its obligations hereunder or under any other Transaction Document or (y) the Schnitzer Entities, taken as a whole, the Hawaii Business or the Russia and Baltic Trading Business; provided, that such breach by HNC or any member of the HNC Group of any of its covenants and agreements or any of its representations and warranties is not cured within 30 days after JVOI has notified HNC of its intent to terminate this Agreement pursuant to this Section 10.1(b);

(c)  By HNC I LLC by notice to JVOI if (i) JVOI or any JVOI Affiliate shall have breached in any material respect any of its covenants and agreements contained in any Transaction Document such that the condition set forth in Section 6.2 cannot be fulfilled, or (ii) any of the representations and warranties set forth in Article IV hereof were not true and correct as of the date hereof, where the failure to be true and correct (without giving effect to any Materiality Qualifier in such representation or warranty) has a material adverse effect on (x) the ability of JVOI or Affiliates to perform its obligations hereunder or under any other Transaction Document or (y) the HNC Business, taken as a whole; provided, that such breach by JVOI (or JVOI Affiliate) of any of its covenants and agreements or any of its representations and warranties is not cured within 30 days after HNC I LLC has notified JVOI of its intent to terminate this Agreement pursuant to this Section 10.1(c);

(d)  Subject to Section 5.30, by JVOI or by HNC I LLC by notice to the other if for any reason (other than breach of obligations on the part of the party (or its Affiliates) seeking to terminate this Agreement under this Section 10.1(d)) the Closing has not occurred on or before December 31, 2005; or

(e)  By JVOI or HNC I LLC by notice to the other without liability to the terminating party if there shall be issued any Order of any Governmental Body that is final, non-appealable and binding on JVOI, the Schnitzer Business, HNC or the HNC Business and that prohibits or restrains any of the parties hereto from consummating the transactions contemplated by this Agreement and such Order is not terminated or rescinded within 60 days.

10.2  Effect of Termination.  No termination of this Agreement shall relieve a party of any liability for any breach by it of any of the provisions of this Agreement.

10.3  Survival.  Upon the termination of this Agreement, the Confidentiality Agreement and Sections 5.11, 5.12, 5.19, 8.9 and 8.10 and Article XI shall survive the termination of this Agreement and all other provisions of this Agreement shall cease to have any force or effect, except as provided in Section 10.2.

ARTICLE XI

MISCELLANEOUS

11.1  Notices.

Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, or if delivered by facsimile upon confirmation of receipt or (b) on the date of receipt if delivered by a reputable express courier service or by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 11.1 by the party to receive such notice:

(i)	if to HNC or any member of the HNC Group, to:

Hugo Neu Co., LLC
110 Fifth Avenue, 7th Floor
New York, New York 10011
Attention: Mr. John L. Neu
Facsimile: (212) 604-0722

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Richard S. Borisoff, Esq.
Alfred D. Youngwood, Esq.
Facsimile: (212) 757-3990

(ii)	if to SSI or JVOI, to:

Schnitzer Steel Industries, Inc.
3200 N.W. Yeon Avenue
Portland, Oregon 97296-0047
Attention: General Counsel
Facsimile: (503) 323-2804

with a copy to:

Bingham McCutchen LLP
150 Federal Street
Boston, Massachusetts 02110
Attention: John R. Utzschneider, Esq.
Facsimile: (617) 951-8736

11.2  Entire Agreement.  This Agreement, together with the other Transaction Documents, contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

11.3  Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by HNC I LLC and JVOI or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

11.4  Governing Law.  This Agreement and each other Transaction Document shall be governed by and construed in accordance with the Laws of the State of New York.

11.5  Binding Effect, Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, and for purposes of the foregoing, but without limiting the circumstances in which a third party could be deemed to be a successor, any acquiror of all or substantially all of a party’s assets will be deemed to be such party’s successor (it being understood, however, that the sale by HNC of its membership interests in HNC I LLC shall not be deemed a sale by

HNC of all or substantially all of its assets). This Agreement is not assignable by either party without the prior written consent of the other party.

11.6  Usage.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” Any Law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such Law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person also refer to its predecessors and permitted successors and assigns.

11.7  Articles and Sections.  All references herein to Articles and Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11.8  Interpretation.  The parties acknowledge and agree that (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and each other Transaction Document and have contributed to their revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement or any other Transaction Document, and (c) the terms and provisions of this Agreement and each Transaction Document shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of such document.

11.9  Severability of Provisions.  If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

11.10  No Third Party Beneficiaries.  Except for those Persons identified in Sections 8.1 and 8.2 as being entitled to indemnification, no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto.

11.11  Consent to Jurisdiction; Service of Process.

(a)  Any Claim arising out of or relating to this Agreement, any other Transaction Document (other than the North Carolina Landfill Access Agreement) or the transactions contemplated hereby or thereby shall be instituted in any state or federal court in the State of New York located in New York County, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such Claim, that it is not subject personally to the jurisdiction of such court, that the Claim is brought in an inconvenient forum, that the venue of the Claim is improper or that this Agreement or such other Transaction Document or the subject matter hereof or thereof may not be enforced in or by such court. Each party further irrevocably submits to the exclusive jurisdiction of such court in any such Claim.

(b)  Any and all service of process and any other notice in any such Claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as provided herein or the relevant Transaction Document. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

11.12  Waiver of Punitive Damages and Jury Trial.

(a)  THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY TRANSACTION DOCUMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(c)  EACH PARTY ACKNOWLEDGES AND CERTIFIES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER

INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

11.13  Specific Performance.  The parties hereto intend that, without limiting any other remedies of the parties hereunder, each party shall have the right to obtain specific performance if any other party fails to perform such party’s obligations hereunder.

11.14  Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HUGO NEU CO., LLC

By:	/s/
Name:
Title:

HNE RECYCLING LLC

By:	/s/
Name:
Title:

HNW RECYCLING LLC

By:	/s/
Name:
Title:

JOINT VENTURE OPERATIONS, INC.

By:	/s/
Name:
Title:

Agreed and accepted to solely for the purposes of Sections 2.3, 2.5(d), 2.5(e), 2.5(f), 2.5(g), 2.5(h), 2.5(i), 2.5(j), 2.5(k), 2.5(l), 2.5(m), 2.7, 8.9 and 8.11 and Articles V (but only to the extent any sections therein bind HNC or SSI, as applicable), IX, X and XI:

HUGO NEU CORPORATION

By:	/s/
Name:
Title:

SCHNITZER STEEL INDUSTRIES, INC.

By:	/s/
Name:
Title: